Exhibit 4.1

Execution Version

EURAMAX INTERNATIONAL, INC.

9½% SENIOR SECURED NOTES DUE 2016

INDENTURE

Dated as of March 18, 2011

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.08; 7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	10.05
(b)(2)	7.06; 7.07
(c)	7.06;13.02
(d)	7.06
314(a)	4.03;13.02; 13.05
(b)	N/A
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	10.05
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

i

INDENTURE dated as of March 18, 2011 among Euramax International, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined herein), and Wells Fargo Bank, National Association, a national banking association, as Trustee.

The Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 9½% Senior Secured Notes due 2016 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.                             Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued, together with all other 144A Global Notes, in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Bank Products” has the meaning given to such term in the General Intercreditor Agreement.

“ABL Cash Management Agreements” has the meaning given to such term in the General Intercreditor Agreement.

“ABL Collateral Agent” means any collateral agent, collateral trustee or other representative of lenders or holders of ABL Obligations party to the General Intercreditor Agreement or that becomes a party to the General Intercreditor Agreement upon the refinancing or replacement of the ABL Credit Facility, or any successor representative acting in such capacity.

“ABL Credit Facility” means that certain Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement, dated as of March 18, 2011, among the borrowers and guarantors named therein (which may include the Issuer and the Guarantors as borrower, co-borrower, guarantor, obligor, co-obligor or otherwise), the lenders and agents from time to time party thereto, and Regions Bank, as administrative agent, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, restatement, adjustment, waiver, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions (whether as agents or lenders) or otherwise and any one or more indentures, note purchase agreements, credit facilities, commercial paper facilities, or other financing arrangements or agreements that replace, refund or refinance all or any part of the loans, notes, or other commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or other financing arrangements or agreements that increases the amount borrowable or issuable thereunder or alters the maturity thereof.

“ABL Debt” means Indebtedness under the ABL Credit Facility, the ABL Documents, the ABL Bank Products, the ABL Hedge Agreements and the ABL Cash Management Agreements.

“ABL Documents” has the meaning given to such term under the General Intercreditor Agreement.

“ABL Hedge Agreements” means any hedge agreements entered into with any lender under the ABL Credit Facility, its Affiliates or any other Person permitted under the ABL Credit Facility.

“ABL Obligations” means all indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents and all other obligations in respect thereof.

“ABL Priority Collateral” has the meaning given to such term in the General Intercreditor Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Act of Required Notes Priority Debtholders” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.09 and 4.12 hereof, as part of the same series as the Initial Notes.  Additional Notes may or may not be fungible with the Initial Notes or any other Additional Notes for U.S. federal income tax purposes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the date of this Indenture which constitute Collateral.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent, transfer agent or additional transfer agent or Collateral Trustee.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)           1.0% of the principal amount of the Note; or

(2)           the excess of:

(a)           the present value at such redemption date of (i) the redemption price of the Note at April 1, 2013 (such redemption price being set forth in the table appearing in Section 3.07(e)), plus (ii) all required interest payments due on the Note through April 1, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)           the sale, lease (other than operating leases in the ordinary course of business), conveyance or other disposition of any property or assets, other than Equity Interests of the Issuer; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Issuer’s Restricted Subsidiaries taken as a whole shall be governed by Section 4.14 and/or Section 5.01 hereof and not by Section 4.10 hereof;

(2)           the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares); and

(3)           an Event of Loss.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)           any single transaction or series of related transactions or Event of Loss that involves property or assets having a Fair Market Value of less than $5.0 million;

(2)           a transfer of property or assets between or among the Issuer, its Restricted Subsidiaries and any Guarantor;

(3)           an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary thereof;

(4)           the sale, lease, assignment, license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business (including, without limitation, any Collateral);

(5)           the sale or other disposition of cash or Cash Equivalents;

(6)           a Restricted Payment that is permitted by Section 4.07 hereof or a Permitted Investment;

(7)           any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable  or unnecessary for use in connection with the business of the Issuer or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(8)           the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(9)           any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Indenture or the Note Documents;

(10)         any issuance, sale or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11)         the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(12)         foreclosures, condemnations or any similar action on assets;

(13)         the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(14)         sales of accounts receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if the sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation, or a duly authorized committee thereof;

(2)           with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)           90% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the month preceding such date that were not more than 60 days past due; plus

(2)           85% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the month preceding such date.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition;

(3)           time deposits, demand deposits, money market deposits, certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million (or $100.0 million in the case of a non-U.S. bank);

(4)           repurchase obligations for underlying securities of the types set forth in clauses (2), (3) and (7) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Rating Services (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within two years after the date of acquisition;

(6)           marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any  time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(7)           securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(8)           money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds set forth in clauses (1) through (7) of this definition;

(9)           (a)  Euros or any national currency of any participating member state of the EMU;

(b)           local currency held by the Issuer or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(c)           securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Issuer or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition; and

(d)           investments of the type and maturity set forth in clauses (3) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings set forth in such clauses.

“Change of Control” means the occurrence of any of the following:

(1)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(2)           the adoption of a plan relating to the liquidation or dissolution of the Issuer (unless, after such liquidation or dissolution, Parent assumes all of the obligations of the Issuer under this Indenture and the Security Documents for the benefit of Holders of the Notes as provided thereunder);

(3)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders Agreement be deemed a “group” solely by virtue of being parties to the Stockholders Agreement as in effect on the date hereof), other than one or more Permitted Holders or a Permitted Group, has become the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Issuer;

(4)           the first day on which a majority of the members of the Board of Directors of the Issuer or the Parent are not Continuing Directors; or

(5)           a “Change of Control” shall have occurred under the Senior Unsecured Loan;

provided, however, that a transaction in which Parent becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of Parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of Parent, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 35% of the voting power of the outstanding voting stock of the Parent; and provided, further, however, that any transaction in which the Issuer remains a Wholly Owned Restricted Subsidiary of Parent, but one or more intermediate holding companies between Parent and the Issuer are added, liquidated, merged or consolidated out of existence, shall not constitute a Change of Control. A person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Class” means (1) in the case of Notes Priority Debt, every Series of Notes Priority Debt, taken together, (2) in the case of ABL Priority Debt, every Series of ABL Priority Debt, taken together and (3)   in the case of Subordinated Lien Debt, every Series of Subordinated Lien Debt, taken together.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all assets and properties of the Issuer and the Guarantors subject to Liens created by the Security Documents related to the Notes, but excluding Excluded Assets.

“Collateral Trust and Intercreditor Agreement” means the Collateral Trust and Intercreditor Agreement dated as of the date of this Indenture among the Issuer, the Guarantors, the Trustee, the Collateral Trustee and any other agent, trustee or representative of additional Notes Priority Debt and the other parties thereto from time to time, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Collateral Trustee” means Wells Fargo Bank, National Association, in its capacity as collateral trustee under the General Intercreditor Agreement and Collateral Trust and Intercreditor Agreement, together with its successors in such capacity.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)           provision for taxes based on income or profits or capital gains of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period (including, without duplication, the amount of any payments made pursuant to clauses (12)(A) and (12)(B) of Section 4.07(b)), to the extent that such provision for taxes or payment was deducted in computing such Consolidated Net Income; plus

(2)           Fixed Charges of such Person and its Restricted Subsidiaries for such period (including without limitation (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)           depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing such Consolidated Net Income; plus

(4)           any other non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of  a prepaid cash expense or charge that was paid in a prior period); plus

(5)           the amount of any integration costs or other business optimization expenses or costs deducted (and not added back) in such period in computing Consolidated Net Income incurred in connection with acquisitions, including any costs related to the closure and/or consolidation of facilities, and severance and relocation cost; plus

(6)           the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(7)           any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes, to the extent deducted in computing such Consolidated Net Income; plus

(8)           the amount of cash restructuring charges not to exceed (x) $10.0 million in any twelve month period and (y) $25.0 million in the aggregate (through the maturity of the Notes), to the extent deducted in computing such Consolidated Net Income; minus

(9)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)           the Net Income of any Person, other than the specified Person, that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall not be included, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent converted into cash) or Cash Equivalents to the specified Person or a Restricted Subsidiary thereof during such period;

(2)           solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a), the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)           the cumulative effect of a change in accounting principles shall be excluded;

(4)           any amortization of fees or expenses that have been capitalized shall be excluded;

(5)           non-cash charges relating to employee benefit or management compensation plans of the Issuer or any Restricted Subsidiary thereof or any non-cash pension expenses or non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of Parent, any direct or indirect parent of the Issuer, or the Issuer or officers or employees of Parent, any direct or indirect parent of the Issuer, or the Issuer and its Restricted Subsidiaries shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(6)           any non-recurring charges or expenses incurred in connection with the Refinancing Transaction shall be excluded;

(7)           any non-cash restructuring charges shall be excluded;

(8)           any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(9)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or (c) the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries shall, in each case, be excluded;

(10)         any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(11)         any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including without limitation the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments;

(12)         any fees and expenses incurred during such period, or any amortization or writeoff thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, financing  transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded;

(13)         accruals and reserves that are established or adjusted within 12 months of the date of original issue of the Notes that are so required to be established or adjusted as a result of the Refinancing Transaction in accordance with GAAP shall be excluded;

(14)         unrealized gains and losses related to Hedging Obligations shall be excluded;

(15)         the Net Income will be reduced by the amount of any payments made pursuant to clauses (12)(A) and (12)(B) of Section 4.07(b);

(16)         any gain or loss realized upon the termination of any employee benefit plan together with any related provision for taxes (or the tax effect of any such termination) shall be excluded;

(17)         gains or losses resulting from the translation into U.S. dollars of long term and intercompany obligations shall be excluded; and

(18)         amortization of any amounts required or permitted by SFAS 141(R) (including non-cash write-ups or non-cash charges relating to inventory and fixed assets) or SFAS 142 (including non-cash charges related to intangible assets and goodwill) to be recorded on such Person’s balance sheet shall be excluded.

“Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness secured by Liens.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the specified Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt in respect of Sale and Leaseback Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit, (y) all obligations relating to any Permitted Receivables Facility and (z) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and preferred stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis, and only to the extent required to be recorded on a balance sheet, in accordance with GAAP. For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or Parent, as the case may be, who:

(1)           was a member of such Board of Directors on the date of this Indenture; or

(2)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate principal amount equal to the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Subsidiary Guarantor after the date of this Indenture; provided that:

(1)           such cash contributions have not been used to make a Restricted Payment, and

(2)           such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“controlled foreign corporation” means (i) a controlled foreign corporation within the meaning of Section 957(a) of the United States Internal Revenue Code of 1986, as amended and (ii) New Holdco BV and any of its subsidiaries.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer and the Holders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables and including Permitted Receivables Financings), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Parent, the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of Parent, the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof.

“Discharge of Notes Priority Obligations” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control (or similarly defined term) or an Asset Sale (or similarly defined term) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.  The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.  Disqualified

Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“EN BV” means Euramax Netherlands B.V.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)           will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Notes Priority Debt, ABL Debt or Subordinated Lien Debt within that Class, for the account of the holders of such Series of Notes Priority Debt, ABL Debt or Subordinated Lien Debt, ratably in proportion to the principal of, and interest and premium (if any) and Additional Interest (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit and whether for payment or cash collateralization) on, each outstanding Series of Notes Priority Debt, ABL Debt or Subordinated Lien Debt within that Class when the allocation or distribution is made, and thereafter; and

(2)           will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit and whether for payment or cash collateralization) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Notes Priority Debt, ABL Debt or Subordinated Lien Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or assets or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Assets” means

(1)           any Intellectual Property (as such term is defined in the Notes Security Agreement), lease, license, contract, property rights or agreement to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or any Guarantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Law) or principles of equity); provided, however, that the Collateral shall include, and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above;

(2)           any assets (other than accounts receivable or inventory) of the Issuer or any Guarantor which are subject to or secured by a Capital Lease Obligation or purchase money indebtedness permitted by clause (5) of the definition of “Permitted Debt” under Section 4.09(b) so long as the documents governing such Capital Lease Obligation or purchase money indebtedness do not permit other liens on such assets;

(3)           any of the outstanding voting capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the United States Internal Revenue Code of 1986, as amended, to allow the pledge of a greater percentage of the voting power of capital stock in a controlled foreign corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by the Issuer and each Guarantor shall attach to, such greater percentage of capital stock of each controlled foreign corporation directly owned by the Issuer or any Guarantor;

(4)           (i) any intent-to-use (ITU) United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or, if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a), or examined and accepted, respectively, by the United States Patent and Trademark Office, in each case, only to the extent the grant of security interest in such intent-to-use Trademark is in violation of 15 U.S.C. §1060 and only unless and until a “Statement of Use” or “Amendment to Allege Use” is filed, has been deemed in conformance with 15 U.S.C. §1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office at which point such Trademarks shall automatically be included as Collateral, (ii) any property or assets owned by any Excluded Subsidiary (subject to such Excluded Subsidiary otherwise becoming a Guarantor to the extent required by the terms of this Indenture) or any Unrestricted Subsidiary, (iii) any property or assets owned by Parent that is not owned by the Issuer or its Restricted Subsidiaries and (iv) any of the outstanding capital stock of any Unrestricted Subsidiary;

(5)           any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant notes affected. In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of such notes, to the extent necessary to release the security interests in favor of such creditor on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant notes. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then such excess amount of the Capital Stock of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant notes unless such excess amount is otherwise an Excluded Asset;

(6)           any leasehold interests in real property;

(7)           any fee-owned real property with a book value of less than $2.5 million;

(8)           commercial tort claims of less than $10.0 million;

(9)           pledges and security interests prohibited by, or requiring any consent of any governmental authority pursuant to, law, rule or regulation;

(10)         Equity Interests in any joint venture with a third party that is not an Affiliate, to the extent a pledge of such Equity Interests is prohibited by the documents covering such joint venture;

(11)         (i) deposit or securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Issuer or any Guarantor to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Issuer or its Subsidiaries and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of employees of the Issuer or its Subsidiaries, and (ii) all segregated deposit or securities accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and trust accounts; and

(12)         proceeds and products of any of the foregoing to the extent they constitute an Excluded Asset described in clauses (1) through (11).

Notwithstanding the foregoing, (i) in the event of the amendment of the United States Internal Revenue Code of 1986, as amended, to allow the pledge in excess of 65% of the voting power of all classes of Capital Stock of any Controlled Foreign Corporation entitled to vote without adverse tax consequences, the Issuer will use its commercially reasonable efforts to grant a security interest in such Capital Stock directly owned by the Issuer or any Guarantor, subject to the limitations of paragraph (3) above, and (ii) in the event of any change in facts and circumstances (including but not limited to the modification, amendment or interpretation of Rule 3-16 of Regulation S-X under the Securities Act) that would permit the pledge of all or a portion of the Capital Stock of a Subsidiary formed under the laws of the Netherlands in excess of the amount then pledged without the filing of separate financial statements of such Subsidiary with the SEC (or any other governmental agency), the Issuer will use its commercially reasonable efforts to grant a security interest in such Capital Stock, subject to the limitations of paragraphs (3), (4) and (5) above

“Excluded Contribution” means net cash proceeds received by the Issuer and its Restricted Subsidiaries as capital contributions after the date of this Indenture or from the issuance or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Issuer (or Parent or a direct or indirect parent of the Issuer to the extent contributed to the Issuer), in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate and not previously included in the calculation set forth in clause (3)(B) of Section 4.07(a) hereof for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means any Subsidiary that is:

(1)           a controlled foreign corporation;

(2)           a Subsidiary of a controlled foreign corporation; and

(3)           a Restricted Subsidiary of the Issuer; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Issuer are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million.

For the sake of clarity, (i) New US LLC 1, which upon consummation of this offering will be a Subsidiary of New Holdco BV and (ii) New US LLC 2, which upon consummation of this offering will be a Subsidiary of EN BV, shall each be an Excluded Subsidiary, the capital stock of each will not be pledged as Collateral, and each shall not be a Guarantor.

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  For purposes of determining compliance with Article 4 hereof, unless provided otherwise, any determination that the Fair Market Value of assets other than cash or Cash Equivalents is equal to or greater than $20.0 million will be made by the Issuer’s or Parent’s Board of Directors and evidenced by a resolution thereof and set forth in an Officers’ Certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, retires or redeems any Indebtedness or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, retirement or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           Investments, acquisitions, dispositions, mergers, consolidations, business restructurings, operational changes and any financing transactions relating to any of the foregoing (collectively,

“relevant transactions”), in each case that have been made by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)           consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.  Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.  Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent deducted (and not added back) in computing Consolidated Net Income, including, without limitation, (a) amortization of  original issue discount, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (c) the interest component of any deferred payment obligations, (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, (f) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and (g) net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, but in each case excluding (v) accretion of accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment or other financing fees; plus

(2)           the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, and all cash dividends on any series of preferred stock of any Restricted Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, less

(5)           interest income for such period,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Indenture. For clarity purposes, in determining whether a lease is a capitalized lease or an operating lease and whether interest expense exists, such determination shall be made in accordance with GAAP as in effect on the date of this Indenture. At any time after the date of this Indenture, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(1), 2.06(b)(2), 2.06(b)(3), 2.06(b)(4), 2.06(d)(1), 2.06(d)(2), 2.06(d)(3) or 2.06(f) hereof.

“General Intercreditor Agreement” means the General Intercreditor Agreement dated March 18, 2011, among the Issuer, the Guarantors, the ABL Collateral Agent and the Collateral Trustee or any other persons from time to time party thereto, substantially as described herein, as it may be amended or supplemented from time to time in accordance with this Indenture.

“Government Securities” means (1) securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) securities that are obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

“Grantors” means, collectively, the Issuer and the Guarantors.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1)           Parent;

(2)           each direct or indirect Wholly Owned Restricted Subsidiary of the Issuer on the date of this Indenture (other than Excluded Subsidiaries);

(3)           any other Restricted Subsidiary of the Issuer that has issued a guarantee of any other Indebtedness of the Issuer or any Guarantor or otherwise is an obligor under the ABL Credit Facility; and

(4)           any other Restricted Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture.

“Hedge Agreements” means:

(1)           interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2)           foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies; and

(3)           commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies.

“Hedging Obligations” means the obligations owed by the Issuer and the Guarantors to the counterparties under the Hedge Agreements, including any guarantee obligations in respect thereof.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Issuer or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments;

(3)           evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations set forth in clauses (1), (2), (4), (5), (6), (7) or (8) of this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement;

(4)           in respect of banker’s acceptances;

(5)           in respect of Capital Lease Obligations and Attributable Debt;

(6)           in respect of the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(7)           representing Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(8)           representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the Issuer or Parent.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as set forth above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i)                                     any liability for foreign, federal, state, local or other taxes,

(ii)                                  performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business,

(iii)                               any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five Business Days of its incurrence,

(iv)                              any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(v)                                 any indebtedness existing on the date of this Indenture that has been satisfied and discharged or defeased by legal defeasance, or

(vi)                              agreements providing for indemnification, adjustment of purchase price or earnouts or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received in connection with such transaction.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $375.0 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means Deutsche Bank Securities Inc., Gleacher & Company Securities, Inc., Wells Fargo Securities, LLC and Morgan Keegan & Company, Inc.

“Insolvency or Liquidation Proceeding” means:

(1)           any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to either the Issuer or any Guarantor;

(2)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either the Issuer or any Guarantor or with respect to a material portion of their respective assets;

(3)           any liquidation, dissolution, reorganization or winding up of either the Issuer or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)           any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either the Issuer or any Guarantor.

“Intercreditor Agreements” means, collectively, the General Intercreditor Agreement and the Collateral Trust and Intercreditor Agreement.

“Investment Grade Securities” means:

(1)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2)           debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries);

(3)           investments in any fund that invests exclusively in investments of the type set forth in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)           corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers and trade credit in the ordinary course of business to the extent they are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers, directors and employees made in the ordinary course of business, and excluding advances set forth in the preceding parenthetical), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof.  The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by the Issuer or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 4.07(c) hereof.

“Issue Date” means March 18, 2011.

“Issuer” means Euramax International, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Priority Confirmation” has the meaning given to such term in the General Intercreditor Agreement.

“Majority Holders” means, with respect to any Series of Notes Priority Debt, the holders of more than 50% of the Notes Priority Obligations (determined as provided in the first sentence of the definition of Required Notes Priority Debtholders) in respect thereof.

“Moody’s” means Moody’s Investors Service Inc. and any successor to the rating agency business thereto.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred stock.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage or sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, as well as any other reserve established in accordance with GAAP related to pension and other post-employment benefit liabilities, liabilities related to environmental matters, or any indemnification obligations associated with such transaction and (5) in the case of Net Proceeds relating to an Event of Loss, the amount of any insurance recovery that would otherwise constitute Net Proceeds shall be reduced by the amount of cash invested by the Issuer to rebuild, replace, repair, restore or reconstruct prior to receipt of such insurance proceeds.

“New Holdco BV” means Gaula Holding B.V., a private company with limited liability formed under the laws of the Netherlands and acquired by the Issuer in connection with the planned restructuring of the Issuer’s Foreign Subsidiaries.

“New US LLC 1” means EMAX Products LLC, a limited liability company organized under the laws of the State of Delaware formed by the Issuer in connection with the planned restructuring of the Issuer’s Foreign Subsidiaries.

“New US LLC 2” means EMAX Metals LLC, a limited liability company organized under the laws of the State of Delaware formed by EN BV in connection with the planned restructuring of the Issuer’s Foreign Subsidiaries.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes and the Security Documents related to the Notes, each as amended or supplemented in accordance with the terms thereof.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer or replacement pursuant to the terms of this Indenture shall be deemed a Note under this Indenture.

“Notes Priority Collateral” has the meaning given to such term in the General Intercreditor Agreement.

“Notes Priority Debt” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Notes Priority Documents” means, collectively, this Indenture, the Notes, the Securityf Documents and each of the other agreements, documents and instruments (including, without limitation, any agreement in respect of any Hedging Obligations) providing for or evidencing any other Notes Priority Obligations, and any other document or instrument executed or delivered at any time in connection with any Notes Priority Obligations, including any intercreditor or joinder agreement among holders of Notes Priority Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Notes Priority Debt.

“Notes Priority Obligations” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Notes Priority Representative” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Notes Security Agreement” means the Pledge and Security Agreement by and between the Issuer, the Grantors (as defined therein) and Wells Fargo Bank, National Association, as Collateral Trustee, dated as of March 18, 2011, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, Additional Interest (if any), fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated March 11, 2011, relating to the offering of the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Director of Financial Planning and Analysis, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary, any Executive Vice President, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal operating officer, the principal financial officer, the Director of Financial Planning and Analysis, the treasurer, the principal accounting officer or the general counsel of the Issuer that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.05 hereof.  The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Parallel Debt” has the meaning ascribed thereto in Section 13.17 hereof.

“Parent” means Euramax Holdings, Inc., a Delaware corporation, and its successors.

“parent of the Issuer” means any one or more parents of the Issuer, including, without limitation, Euramax Holdings, Inc. and any Subsidiary of Euramax Holdings, Inc. that owns, directly or indirectly, all or any portion of the Capital Stock of the Issuer.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person that is not the Issuer or any of its Restricted Subsidiaries; provided that (i) any cash or Cash Equivalents received must be applied in accordance with Section 4.10 and (ii) such Replacement Assets constitute ABL Priority Collateral or Notes Priority Collateral to the extent the assets or property so replaced constituted such Collateral, as applicable.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer and its Restricted Subsidiaries on the date of this Indenture and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Permitted Holders) beneficially owns (together with its Affiliates) more of the Voting Stock of the Issuer that is beneficially owned by such group of investors than is then collectively beneficially owned by the Permitted Holders in the aggregate.

“Permitted Holder” means any officer of Parent or the Issuer who owns shares of Parent’s common stock on the Issue Date of this Indenture, and their family members and relatives and any trusts created for the benefit of such persons and/or their family members and relatives and any estate, executor, administrator or other personal representative or beneficiary of any of the foregoing.

“Permitted Investments” means:

(1)           any Investment in the Issuer or a Restricted Subsidiary of the Issuer, including any Investment in the Notes or the Guarantees thereof; provided that Investments by the Issuer or any Subsidiary Guarantor in a Restricted Subsidiary that is not a Guarantor shall not exceed an aggregate amount of $35.0 million at any one time outstanding (for clarification, this proviso will not limit Investments by a Restricted Subsidiary that is not a Guarantor in a Restricted Subsidiary that is not a Guarantor);

(2)           any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3)           (A) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)           such Person becomes a Subsidiary Guarantor; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary Guarantor;

and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(B) any Investment by a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Issuer; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or from any other disposition of assets not constituting an Asset Sale;

(5)           Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer, Parent or any direct or indirect parent of the Issuer;

(6)           Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)           Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8)           loans or advances to employees of the Issuer or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Issuer or Parent, in an aggregate principal amount of $2.5 million at any one time outstanding;

(9)           Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(10)         other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of this Indenture, not to exceed the greater of (a) $35.0 million and (b) 5.0% of the Issuer’s Consolidated Total Assets at the time of such Investment;

(11)         any Investment existing on the date of this Indenture;

(12)         any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(13)         guarantees of Indebtedness of the Issuer or any Restricted Subsidiary which Indebtedness is permitted under Section 4.09 hereof;

(14)         Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(15)         Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business; and

(16)         in connection with the Refinancing Transaction and the related restructuring of the Issuer’s Foreign Subsidiaries, the following Investments: (i) a capital contribution by the Issuer to New Holdco BV in an amount necessary to repay the euro denominated debt of EN BV, a Subsidiary of the Issuer, together with accrued and unpaid interest, outstanding as of the Issue Date; (ii) a capital contribution by the Issuer to New US LLC 1 in an amount necessary to repay the GBP denominated debt of Euramax Holdings Limited, a Subsidiary of the Issuer, together with accrued and unpaid interest, outstanding as of the Issue Date; (iii) the contribution by the Issuer of its interest in New US LLC 1 to New Holdco BV; (iv) the contribution by the Issuer of its interest in Euramax International Holdings Limited to New US LLC 1; and (v) a loan by the Issuer of up to $230.0 million to New Holdco BV so long as an amount equal to the amount of such loan is distributed or dividended to the Issuer on or within 30 days following the date of this Indenture.

“Permitted Liens” means:

(1)           Liens on Collateral securing ABL Debt and other ABL Obligations incurred under clauses (1) and (11) of the definition of “Permitted Debt” under Section 4.09;

(2)           Liens on Collateral securing the Notes issued on the date of this Indenture and related guarantees (including liens on any exchange notes and exchange guarantees issued pursuant to the Registration Rights Agreement);

(3)           Liens in favor of the Issuer or any Restricted Subsidiary;

(4)           Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Issuer or the Restricted Subsidiary;

(5)           Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(6)           Liens existing on the date of this Indenture, other than liens to secure the Notes issued on the date of this Indenture or to secure Obligations under the ABL Credit Facility outstanding on the date of this Indenture;

(7)           Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture (other than ABL Debt); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(8)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(5) hereof, provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(9)           Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(10)         Liens to secure the performance of bids, tenders, completion guarantees, public or statutory obligations, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(11)         Liens for taxes, assessments or governmental charges or claims that are (i) not yet overdue or payable or (ii) subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and which proceedings have the effect of preventing the forfeiture or sale of real property Collateral subject to such Liens; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(12)         carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(13)         licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Issuer or any of its Restricted Subsidiaries;

(14)         leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(15)         with respect to any leasehold interest where the Issuer or any Restricted Subsidiary of the Issuer is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sub-landlord of such leased real property encumbering such landlord’s or sub-landlord’s interest in such leased real property;

(16)         Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)         Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(18)         Liens securing judgments for the payment of money not constituting an Event of Default pursuant to Section 6.01(6) hereof, so long as such Liens are adequately bonded;

(19)         deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)         Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(21)         Liens arising under any Permitted Receivables Financing;

(22)         any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under this Indenture;

(23)         any extension, renewal or replacement, in whole or in part of any Lien set forth in clauses (4), (5), (6), (7), (12) through (15), (17), (18) and (22) through (29)  of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(24)         Liens on cash or cash equivalents securing Hedging Obligations in existence on the date of this Indenture;

(25)         Liens other than any of the foregoing incurred by the Issuer or any Restricted Subsidiary of the Issuer with respect to Indebtedness or other obligations that do not, in the aggregate, exceed $10.0 million at any one time outstanding (which Indebtedness may constitute Notes Priority Debt or Subordinated Lien Debt);

(26)         Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary , New US LLC 1 and/or New US LLC 2 securing (a) Indebtedness incurred by a Foreign Subsidiary, New US LLC 1 and/or New US LLC 2  in compliance with Section 4.09 hereof or (b)  Hedging Obligations;

(27)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof, provided that such Liens do not extend to any assets other than those  that are the subject of such repurchase agreement;

(28)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)         Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture; and

(30)         Liens securing Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the application of the net proceeds therefrom) not exceeding the Secured Debt Cap.

The Issuer may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Issuer or any of its Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Issuer or Parent has concluded are customary and market terms fair to the Issuer and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means:

(1)           any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(a)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(e)           such Indebtedness is incurred either (i) by the Issuer or any Subsidiary Guarantor or (ii) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(2)           any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Issuer or any of its Restricted Subsidiaries); provided that:

(a)           the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(c)           such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is contractually subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(d)           such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(e)           such Disqualified Stock is issued either (i) by the Issuer or any Subsidiary Guarantor or (ii) by the Restricted Subsidiary that is the issuer of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principal Obligations” means the Secured Obligations (as defined in the Notes Security Agreement) other than the Parallel Debt.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs, integration and other synergies (including, without limitation, improvements to gross margins) and related adjustments that (1) are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of this Indenture, (2) were actually implemented with respect to any acquisition within 12 months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by underlying accounting records or (3) the Issuer reasonably determines are expected to be realized within 12 months of the calculation date and, in the case of each of (1), (2) and (3), are set forth, as provided below, in an Officers’ Certificate, as if all such reductions in costs and integration and other synergies had been effected as of the beginning of such period.  Pro Forma Cost Savings set forth above shall be established by a certificate delivered to the Trustee from the Issuer’s Chief Financial Officer or another Officer authorized by the Board of Directors of the Issuer or Parent to deliver an Officers’ Certificate under this Indenture that outlines the specific actions taken or to be taken and the benefit achieved or to be achieved from each such action and, in the case of clause (3) above, that states such benefits have been determined to be probable. Notwithstanding the foregoing, the aggregate Pro Forma Cost Savings taken into account in any determination of the Fixed Charge Coverage Ratio or the Secured Debt Ratio, exclusive of Pro Forma Cost Savings consistent with Regulation S-X under the Securities Act, shall not exceed 10.0% of Consolidated Cash Flow for such period as measured without giving effect to any Pro Forma Cost Savings.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Offering” means (1) any public offering or private placement of Capital Stock (other than Disqualified Stock) of the Issuer, Parent or any other direct or indirect parent of the Issuer (other than Capital Stock sold to the Issuer or a Subsidiary of the Issuer); provided that if such public offering or private placement is of Capital Stock of Parent or any other direct or indirect parent of the Issuer, the term “Qualified Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Issuer or (2) the contribution of cash to the Issuer as an equity capital contribution.

“Rating Agency” means each of (1) S&P, (2) Moody’s and (3) if either S&P or Moody’s no longer provide ratings, any other ratings agency which is nationally recognized for rating debt securities.

“Refinancing Transaction” includes the issuance of Notes (and the consummation of the exchange offer in respect thereof pursuant to the Registration Rights Agreement), the execution and delivery of and the entry into the ABL Credit Facility, the execution, delivery and incurrence of Indebtedness under the Senior Unsecured Loan, the execution and delivery of the related documentation, the exchange by certain of the Issuer’s existing lenders of a portion of their existing loans for a portion of the Senior Unsecured Loan and the use of proceeds in respect of the foregoing as described in the Offering Memorandum under “Use of Proceeds.”

“Registration Rights Agreement” means (1) the Registration Rights Agreement dated as of the date of this Indenture among the Issuer, the Guarantors and the Initial Purchasers of the Notes, as amended, modified, replaced and supplemented from time to time and (2) any similar registration rights agreement entered into with respect to Additional Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Notes Priority Debtholders” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, assistant vice president, any trust officer or assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof.

“Sale of a Subsidiary Guarantor” means any Asset Sale to the extent involving (1) a sale, lease, conveyance or other disposition of a majority of the Capital Stock of a Subsidiary Guarantor or (2) the issuance of Equity Interests by a Subsidiary Guarantor, other than (a) an issuance of Equity Interests by a Subsidiary Guarantor to the Issuer or another Subsidiary Guarantor and (b) an issuance of directors’ qualifying shares.

“SEC” means the United States Securities and Exchange Commission and any successor organization

“Secured Debt Cap” means, as of any date of determination, the amount of Notes Priority Debt and Subordinated Lien Debt that may be incurred by the Issuer or any of the Subsidiary Guarantors under Section 4.09(a) and Section 4.09(b)(12) that is concurrently secured by Liens on the Collateral such that, after giving pro forma effect to the incurrence of any Indebtedness and the application of the Net Proceeds therefrom, the Secured Debt Ratio would not exceed 3.75 to 1.0. For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Indebtedness that consists solely of Hedging Obligations that are or were incurred in the normal course of business and not for speculative purposes.

“Secured Debt Documents” means ABL Documents, Notes Priority Documents and Subordinated Lien Documents.

“Secured Debt Ratio” means, as of any date of determination, the ratio of Consolidated Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of that date to the Issuer’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of such Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of this calculation, (i) the amount of ABL Debt outstanding as of any date of determination shall include the amount available for borrowing thereunder whether or not borrowed and (ii) any Indebtedness that consists solely of Hedging Obligations that are incurred in the normal course of business and not for speculative purposes shall be excluded.

“Secured Debt Representative” means each ABL Representative, Notes Priority Representative and Subordinated Lien Representative.

“Secured Obligations” means ABL Obligations, Notes Priority Obligations and Subordinated Lien Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of the Issuer

(1)           that is designated a “Securitization Subsidiary” by the Board of Directors of the Issuer or Parent,

(2)           that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3)           no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a)           is Guaranteed by the Issuer, any Guarantor or any Restricted Subsidiary of the Issuer,

(b)           is recourse to or obligates the Issuer, any Guarantor or any Restricted Subsidiary of the Issuer in any way, or

(c)           subjects any property or asset of the Issuer, any Guarantor or any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4)           with respect to which neither the Issuer, any Guarantor nor any Restricted Subsidiary of the Issuer (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Security Documents” means the Intercreditor Agreements, each Lien Priority Confirmation with respect to Notes Priority Debt, and all security agreements, pledge agreements, perfection certificates, mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Intercreditor Agreements.

“Senior Unsecured Loan” means that certain Credit and Guaranty Agreement dated as of March 3, 2011 by and among the Issuer, Euramax Holdings, Inc., certain Subsidiaries of the Issuer, and the lenders party thereto from time to time for $125.0 million in aggregate principal amount of borrowings and any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as further amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, restatement, adjustment, waiver, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions (whether as agents or lenders) or otherwise and any one or more indentures, note purchase agreements, credit facilities, commercial paper facilities, or other financing arrangements or agreements that replace, refund or refinance all or any part of the loans, notes, or other commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or other financing arrangements or agreements that increases the amount borrowable or issuable thereunder or alters the maturity thereof.

“Series of ABL Debt” means, severally, (1) Indebtedness under the ABL Credit Facility, (ii) all other Hedging Obligations that constitute ABL Debt and (iii) each separate issue of Indebtedness which constitutes ABL Debt.

“Series of Notes Priority Debt” has the meaning given to such term in the Collateral Trust and Intercreditor Agreement.

“Series of Secured Debt” means each Series of ABL Debt, each Series of Notes Priority Debt and each Series of Subordinated Lien Debt.

“Series of Subordinated Lien Debt” means, severally, each issue or series of Subordinated Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Stockholders Agreement dated as of June 29, 2009, among Parent and the stockholders named therein, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Subordinated Collateral Trustee” means Wells Fargo Bank, National Association, as collateral trustee for the holders of Subordinated Lien Obligations, if any, or such other entity, lender, agent or collateral trustee that is designated as a “Subordinated Collateral Trustee” pursuant to the General Intercreditor Agreement.

“Subordinated Lien” means a Lien granted by a Subordinated Lien Document to the Subordinated Collateral Trustee, at any time, upon any property of the Issuer or any Guarantor to secure Subordinated Lien Obligations.

“Subordinated Lien Debt” means:

(1)           any Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Issuer or any Guarantor that is secured on a subordinated basis to the Notes Priority Debt by a Subordinated Lien that was permitted to be incurred and so secured under each applicable Subordinated Lien Document; provided that:

(a)           on or before the date on which such Indebtedness is incurred by the Issuer or such Guarantor, such Indebtedness is designated by the Issuer or Guarantor, as applicable, in an Officers’ Certificate delivered to the Subordinated Collateral Trustee, Collateral Trustee and the ABL Collateral Agent, as “Subordinated Lien Debt” for the

purposes of this Indenture and the General Intercreditor Agreement; provided that no Series of Secured Debt may be designated as both Subordinated Lien Debt and either ABL Debt or Notes Priority Debt;

(b)           such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Priority Confirmation; and

(c)           all requirements set forth in the General Intercreditor Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (1) will be conclusively established if the Issuer delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Subordinated Lien Debt”);

(2)           Hedging Obligations of the Issuer or any Guarantor incurred in accordance with the terms of the Subordinated Lien Documents; provided that:

(a)           on or before or within thirty (30) days after the date on which such Hedging Obligations are incurred by the Issuer or Guarantor (or on or within thirty (30) days after the date hereof for Hedging Obligations in existence on the date hereof), such Hedging Obligations are designated by the Issuer or Guarantor, as applicable, in an Officers’ Certificate delivered to the Collateral Trustee, as “Subordinated Lien Debt” for the purposes of the Subordinated Lien Documents; provided that no Hedging Obligation may be designated as both Subordinated Lien Debt and either ABL Debt or Notes Priority Debt;

(b)           the counterparty in respect of such Hedging Obligations, in its capacity as a holder or beneficiary of such Subordinated Lien, executes and delivers a joinder to the General Intercreditor Agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the General Intercreditor Agreement; and

(c)           all other requirements set forth in the General Intercreditor Agreement have been complied with (and the satisfaction of such requirements will be conclusively established if the Issuer delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Hedging Obligations are “Subordinated Lien Debt”); and

(3)           for purposes of the definition of “Restricted Payments,” the Senior Unsecured Loan.

“Subordinated Lien Documents” has the meaning given to such term in the General Intercreditor Agreement.

“Subordinated Lien Obligations” has the meaning given to such term in the General Intercreditor Agreement.

“Subordinated Lien Representative” means, in the case of any future Series of Subordinated Lien Debt, the trustee, agent or representative of the holders of such Series of Subordinated Lien Debt that (1) is appointed as a Subordinated Lien Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Subordinated Lien Debt, together with its successors in such capacity, and (2) has become a party to the  General Intercreditor Agreement (by executing a joinder in the form required under the General Intercreditor Agreement) and any other intercreditor agreement, if applicable.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means a Guarantor that is a Restricted Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2013; provided, however, that if the period from the redemption date to April 1, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) any Securitization Subsidiary and (ii) any Subsidiary of the Issuer that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Issuer’s or Parent’s Board of Directors in compliance with Section 4.16 hereof, and any Subsidiary of such Subsidiary.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02.                             Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“After-Acquired Property”	10.09
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Calculation Date”	1.01
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Legal Defeasance”	8.02
“Mortgage”	10.09
“Mortgaged Property”	10.09
“Mortgaged Policy/ies”	10.09
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“relevant transactions”	1.01

Section 1.03.                             Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee;

“issuer” means the Issuer; and

“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Notwithstanding the foregoing, the TIA and the terms and provisions thereof shall not apply to this Indenture until such time as the Notes are registered under the Securities Act and this Indenture is qualified under the TIA.

Section 1.04.                             Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           provisions apply to successive events and transactions;

(7)           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8)           any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(9)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(10)         the phrase “in writing” as used herein shall be deemed to include .pdf attachments and other electronic means of transmission, unless otherwise indicated.

ARTICLE 2
THE NOTES

Section 2.01.                             Form and Dating.

(a)           General.  The Notes and the Trustee’s certificate of authentication included therein will be substantially in the form of Exhibits A1 and A2 hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note will be dated the date of its authentication.  The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)           Temporary Global Notes.  Notes offered and sold in reliance on Regulation S will be issued initially substantially in the form of Exhibit A2 hereto, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at the Corporate Trust Office of the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The Restricted Period will be terminated upon the receipt by the Trustee of:

(1)           a written certificate from the Depositary, if available, together with copies of certificates from Euroclear and Clearstream, if available, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof);

(2)           an Officers’ Certificate from the Issuer; and

(3)           an Opinion of Counsel.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)           Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02.                             Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual, facsimile, .pdf attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee.  The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

In authenticating such Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall be fully protected in relying upon such written order and an Opinion of Counsel which shall state the following opinions in substantially the forms provided below:

(1)           that the terms of such Notes have been established in accordance with Section 2.01 and in conformity with the other provisions of this Indenture;

(2)           that such Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(3)           to the extent that the form of such Notes has been established by a supplemental indenture, that such supplemental indenture, when executed and delivered by the Trustee in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03.                             Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar will keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer or any of its respective Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04.                             Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, and interest or Additional Interest, if any, on, the Notes, and will notify the Trustee of any default in writing by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05.                             Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06.                             Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  Except as otherwise set forth in this Section 2.06, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes may be exchanged by the Issuer for Definitive Notes if:

(1)           the Issuer delivers to the Trustee notice from the Depositary that (a) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes and the Issuer fails to appoint a successor Depositary within 90 days of delivery of such notice or (b) it has ceased to be a clearing agency registered under the Exchange Act and the Issuer fails to appoint a successor depositary within 90 days of delivery of such notice; or

(2)           there has occurred and is continuing a Default or Event of Default with respect to the Notes and a Holder requests that its Global Note be exchanged for a Definitive Note.

Definitive Notes delivered in exchange for any Global Note or beneficial interests in Global Notes shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in Section 2.06(g), unless that legend is not required by law.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note except for Definitive Notes issued subsequent to any of the events in Section 2.06(a)(1) or 2.06(a)(2) hereof and pursuant to Section 2.06(c) hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1), (2), (3) or (4) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers set forth in this Section 2.06(b)(1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)          both:

(i)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)           both:

(i)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)           Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) hereof and the Registrar receives the following:

(A)          if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)           if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)           Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) hereof and:

(A)          such transfer is effected pursuant to an effective registration statement; or

(B)           the Registrar receives the following:

(i)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.  Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(1)           If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in Section 2.06(a)(1) or 2.06(a)(2) hereof and receipt by the Registrar of the following documentation:

(A)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)           Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes.  Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in Section 2.06(a)(1) or 2.06(a)(2) hereof and if:

(A)          such transfer is effected pursuant to an effective registration statement; or

(B)           the Registrar receives the following:

(i)            if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)           if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)           Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in Section 2.06(a)(1) or 2.06(a)(2) hereof and satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)           Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)           if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such Restricted Definitive Note is being transferred to the Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the Restricted Global Note, in the case of clause (B) above, the 144A Global Note and in the case of clause (C) above, the appropriate Regulation S Global Note.

(2)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)          such transfer is effected pursuant to an effective registration statement; or

(B)           the Registrar receives the following:

(i)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)           if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)           Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)           Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)          if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)           if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)           Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)          such transfer is effected pursuant to an effective registration statement; or

(B)           the Registrar receives the following:

(i)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)           if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)           Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(1)           one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal or through the DTC Automated Tender Offer Program that (A) they are not broker-dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer; and

(2)           Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not broker-dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuer.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g)           Legends.  The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)           Private Placement Legend.

(A)          Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES

ACT’’) AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT (A) IT IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE ‘‘SECURITIES ACT’’) (A ‘‘QIB’’) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR FOR THE BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFF-SHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT,

(2) AGREES THAT IT WILL NOT, WITHIN, THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB OR AN ACCREDITED INVESTOR PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB OR AN ACCREDITED INVESTOR, RESPECTIVELY, IN

COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) OR (2)(E) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT

THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

(B)           Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)           Global Note Legend.  Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)           Regulation S Temporary Global Note Legend.  The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)            General Provisions Relating to Transfers and Exchanges.

(1)           To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)           No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14, and 9.05 hereof).

(3)           The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid Obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)           Neither the Registrar nor the Issuer will be required:

(A)          to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing of any notice of redemption of Notes under Section 3.02 hereof and ending at the close of business on the day of mailing;

(B)           to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;

(C)           to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date; or

(D)          to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

(6)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)           The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically via .pdf.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07.                             Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for their expenses in replacing a Note which may include any expenses of the Trustee.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.                             Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those set forth in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09.                             Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10.                             Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order and Opinion of Counsel, will authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11.                             Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.                             Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.                             CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may by placed only on the other identification numbers printed on the Notes and any such repurchase shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” and “ISIN” numbers.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01.                             Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 15 days but not more than 60 days before a redemption date (or such other time period as may be acceptable to the Trustee), an Officers’ Certificate setting forth:

(1)           the clause of this Indenture pursuant to which the redemption shall occur;

(2)           the redemption date;

(3)           the principal amount of Notes to be redeemed; and

(4)           the redemption price.

Section 3.02.                             Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Global Notes, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  No Notes of $2,000 or less shall be redeemed in part.  Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.                             Notice of Redemption.

At least 15 days but not more than 60 days before a redemption date, the Issuer shall send electronically or mail by first class mail or as otherwise provided in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and shall state:

(1)           the redemption date;

(2)           the redemption price;

(3)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4)           the name and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)           that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)           that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;

(9)           any condition to such redemption as permitted by the last sentence of Section 3.04 hereof; and

(10)         the CUSIP number.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days (or such shorter time period as may be acceptable to the Trustee) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04.                             Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price.  Interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date, unless the Issuer defaults in making the applicable redemption payment.  Notices of redemption may be given prior to the completion thereof, and any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the Qualified Equity Offering.

Section 3.05.                             Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. Eastern Time (or such later time as has been agreed to by Paying Agent or the Trustee) on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date.  Upon the payment of any amount in connection with a redemption, the Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.                             Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.  No Notes in denominations of $2,000 or less shall be redeemed in part.

Section 3.07.                             Optional Redemption.

(a)           At any time prior to April 1, 2013, the Issuer may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (together with any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 109.50% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest (if any) thereon to the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with all or a portion of the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)           at least 55% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2)           the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

(b)           At any time prior to April 1, 2013, the Issuer may, on any one or more occasions, redeem all or a part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest (if any) thereon to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c)           At any time and from time to time, but not more than once in any twelve-month period, prior to April 1, 2013, the Issuer may redeem, in aggregate, the greater of (i) $37.5 million and (ii) up to 10% of the aggregate principal amount of Notes issued under this Indenture (together with any Additional Notes), upon not less than 15 nor more than 60 days’ notice, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(d)           Except pursuant to Sections 3.07(a), 3.07(b) and 3.07(c), the Notes will not be redeemable at the Issuer’s option prior to April 1, 2013.

(e)           On or after April 1, 2013, the Issuer may redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	107.125%
2014	104.750%
2015 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f)            Any redemption pursuant to this Section 3.07 shall be made in accordance with the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.                             Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.                             Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Notes Priority Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets.  The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Notes Priority Debt (on a pro rata basis based on the principal amount of Notes and such other Notes Priority Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no Additional Interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, an authorized Officer of the Issuer will send electronically or mail by first class mail or as otherwise provided in accordance with the procedures of DTC, a written notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)           that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)           the Offer Amount, the purchase price and the Purchase Date;

(3)           that any Note not tendered or accepted for payment will continue to accrue interest;

(4)           that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6)           that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)           that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)           that, if the aggregate principal amount of Notes and other Notes Priority Debt surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other Notes Priority Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other Notes Priority Debt surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9)           that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer, to the extent lawful, will accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09.  The Issuer, the Depositary or the Paying Agent, as the case may be, will, not later than three Business Days after the Issuer accepts the Offer Amount, mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that such Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.  The Issuer will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made in accordance with the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01.                             Payment of Notes.

The Issuer will pay or cause to be paid all principal, interest, premium and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest and Additional Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 12:00 p.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuer will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.  The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any, (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02.                             Maintenance of Office or Agency.

The Issuer will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be the Corporate Trust Office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03.                             Reports.

(a)           Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes or post on its website or file with the SEC:

(1)           all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants, which reports shall be filed within the time period specified in the SEC’s rules and regulations; and

(2)           as soon as practicable, and in any event within the time periods specified in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided, however, that if the last day of any such time period is not a Business Day, such report will be due on the next succeeding Business Day.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

(b)           All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, except that such reports (i) will not be required to contain separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the Notes that would be required under Rule 3-16 of Regulation S-X promulgated by the SEC and (ii) will not be subject to the TIA.

(c)           In addition, whether or not required by the SEC, after the consummation of the exchange offer or the effectiveness of a shelf registration statement, the Issuer will file a copy of all of the information and reports referred to in clauses (a)(1) and (a)(2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) for a filer that is a “non-accelerated filer” (as defined in such rules and regulations).

(d)           Notwithstanding the foregoing, prior to the consummation of the exchange offer or the effectiveness of a shelf registration statement, the Issuer’s reports referred to in clauses (a)(1) and (a)(2) above will not be required to (1) comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC, (2) include a report from management or an auditor’s attestation report as to the Issuer’s internal control over financial reporting that would be required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the certifications from the Issuer’s chief executive officer and chief financial officer that would be required by Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended or (3) contain the disclosure that would be required to be filed with the SEC pursuant to Item 5.02(e) of Form 8-K.

(e)           The Issuer or Parent will also hold a quarterly conference call to discuss such financial information.  Prior to the conference call, the Issuer or Parent shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, direct Holders of Notes, securities analysts and prospective investors to contact the office of the Issuer’s chief financial officer to obtain access.  If Parent or the Issuer is holding a conference call open to the public to discuss the most recent quarter’s financial performance, Parent and the Issuer will not be required to hold a second, separate call just for the Holders of the Notes.

(f)            The Issuer or Parent will maintain a public or non-public website on which Holders of Notes, prospective investors and securities analysts are given access to the quarterly and annual financial information and details of the quarterly conference call described above.  If the website containing the financial reports is not available to the public, the Issuer or Parent will direct Holders of Notes, prospective investors and securities analysts on its publicly available website to contact the Issuer’s chief financial officer to obtain access to the non-public website.

(g)           If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 4.03(a) hereof will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto or elsewhere in the quarterly or annual reports, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(h)           If Parent or any other direct or indirect Parent of the Issuer or any successor thereto files reports with the SEC in accordance with Section 13 of 15(d) of the Exchange Act, whether voluntarily or otherwise, in compliance with the time periods specified in Section 4.03(a) hereof, then the Issuer shall be deemed to comply with this Section 4.03, provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision).  If Parent enters into a merger or consolidation transaction with a person that continues to file reports with the SEC in accordance with Section 13 of 15(d) of the Exchange Act, whether voluntarily or otherwise, then the Issuer shall be deemed to comply with this Section 4.03; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision).

(i)            In addition, the Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by clauses (a)(1) and (a)(2) above, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(j)            Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements set forth in this Section 4.03 for purposes of Section 6.01(4) until 30 days after the date any report required to be provided by this Section 4.03 is due, and any failure to comply with this Section 4.03 shall be automatically cured when the Issuer or Parent provides all required reports to the Holders of Notes or files all required reports with the SEC.

Section 4.04.                             Compliance Certificate.

(a)           The Issuer shall deliver to the Trustee, annually within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of a signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)           So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30 day period, and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05.                             Taxes.

The Issuer will pay or discharge, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06.                             Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that it may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.                             Restricted Payments.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (A) payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer or (B) payable by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by Persons other than the Issuer or any Restricted Subsidiary of the Issuer;

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any, Subordinated Lien Debt or any Indebtedness of the Issuer or any Subsidiary Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of the Guarantors), except payments of (x) interest, (y) principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (z) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)           make any Restricted Investment

(all such restricted payments and other restricted actions set forth in clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the date of this Indenture permitted by the provisions set forth in clauses (1), (6), (7), (8), (9), (11), (12)(C), (D) and (E) (in the case of these subsections of clause (12), to the extent it qualifies as selling, general and administrative expenses of Parent on a standalone basis), (13) and (14) of Section 4.07(b), is less than the sum, without duplication, of:

(A)          50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter after the date of this Indenture to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)           100% of the aggregate net cash proceeds and the Fair Market Value of assets received by the Issuer  since the date of this Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer or from the issue or sale of Equity Interests of any direct or indirect parent of the Issuer to the extent such net cash proceeds are actually contributed to the Issuer as equity (other than Excluded Contributions, Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Issuer), plus

(C)           the net cash proceeds and the Fair Market Value of assets received by the Issuer or any Restricted Subsidiary of the Issuer from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date of this Indenture, net of disposition costs and repurchases and redemptions of such

Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, and (ii) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, plus

(D)          without duplication, (i) to the extent that any Unrestricted Subsidiary of the Issuer that was designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary, the Fair Market Value of the Issuer’s direct or indirect Investment in such Subsidiary as of the date of such redesignation, plus (ii) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer to the Issuer or any Restricted Subsidiary of the Issuer after the date of this Indenture, except, in each case, to the extent that any such Investment or net reduction in Investment is included in the calculation of Consolidated Net Income or were used to reduce Permitted Investments, plus

(E)           without duplication, in the event the Issuer or any Restricted Subsidiary of the Issuer makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the Fair Market Value of the existing Investment in such Person made after the date of this Indenture that was previously treated as a Restricted Payment.

(b)           The provisions of Section 4.07(a) hereof will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if at said date of declaration or notice such payment would have complied with the provisions of this Indenture;

(2)           (A)  the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer) or from substantially concurrent contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”); and

(B)           the declaration and payment of accrued dividends on any Equity Interests redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 45 days of such sale;

provided that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded from the amount set forth in clause (3)(B) of Section 4.07(a) hereof and clause (4) of this Section 4.07(b) and shall not constitute an Excluded Contribution;

(3)           the payment, repayment, defeasance, redemption, repurchase, retirement or other acquisition of (a) Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee or (b) any Subordinated Lien Debt or (c) any Indebtedness of the Issuer or any Guarantor that is unsecured or (d) Disqualified Stock of the Issuer or any Restricted Subsidiary thereof, in each such case of (a) through (d), in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

(4)           Restricted Investments acquired (a) from the proceeds of a capital contribution to, or out of the net cash proceeds of substantially concurrent contributions to, the equity capital of the Issuer or (b) from the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer) of, or in exchange for Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (so long as such proceeds are contributed to the Issuer); provided, that for the purposes hereof, the amount of any such net cash proceeds that are utilized for any such acquisition and the Fair Market Value of any assets so acquired or exchanged shall be excluded from the amount set forth in clause (3)(B) of Section 4.07(a) hereof and clause (2) of this Section 4.07(b) and shall not constitute an Excluded Contribution;

(5)           the repurchase of Equity Interests deemed to occur (i) upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(6)           the payment of dividends on the Issuer’s common stock (or the payment of dividends to Parent or any other direct or indirect parent of the Issuer to fund the payment of dividends on its common stock) following any public offering of common stock of the Issuer or Parent or any other direct or indirect parent of the Issuer, in an aggregate amount of up to 6.0% per annum of the net proceeds received by the Issuer (or by Parent or any other direct or indirect parent of the Issuer and contributed to the Issuer) from such public offering; provided, however, that the aggregate amount of all such dividends pursuant to this clause (6) since the date of this Indenture shall not exceed the aggregate amount of net proceeds received by the Issuer (or by a direct or indirect parent of the Issuer and contributed to the Issuer) from such public offering;

(7)           the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Issuer, Parent or any other direct or indirect parent of the Issuer held by any current, future or former director, officer, consultant or employee of the Issuer, Parent or any other direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to Parent or any other direct or indirect parent of the Issuer to enable Parent or such other parent to repurchase Equity Interests owned by its directors, officers, consultants and employees), in an amount not to exceed $5.0 million in any calendar year; provided that the Issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value (and dividends and distributions) permitted to have been but not made in any preceding calendar year up to a maximum of $10.0 million in any calendar year; provided, further, that such amounts will be increased by (a) the cash proceeds from the sale after the date of this Indenture of Equity Interests of the Issuer or, to the extent contributed to the Issuer, Equity Interests of Parent or any other direct or indirect parent of the Issuer, in each case to directors, officers, consultants or employees of Parent, the Issuer, or any other direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer after the date of this Indenture, plus (b) the cash proceeds of key man life insurance policies received by the Issuer, its Restricted Subsidiaries, Parent or any other direct or indirect parent of the Issuer and contributed to the Issuer after the date of this Indenture, in the case of each of clauses (a) and (b), to the extent such net cash proceeds are not otherwise applied to make or otherwise increase the amounts available for Restricted Payments pursuant to clause (3)(B) of the preceding paragraph (a) or clauses (2), (4) or (16) of this paragraph (b);

(8)           upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the offer to repurchase Notes and other Notes Priority Obligations pursuant to Section 4.14 hereof (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Lien Debt or any Indebtedness of the Issuer or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(9)           within 90 days after completion of any offer to repurchase Notes or other Notes Priority Obligations pursuant to Section 4.10 hereof (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Lien Debt or any Indebtedness of the Issuer or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(10)         payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer;

(11)         the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer or Parent or any direct or indirect parent of the Issuer (and payments of dividends to Parent or any direct or indirect parent of the Issuer for such purposes);

(12)         the declaration and payment of dividends or distributions by the Issuer or any Restricted Subsidiary to, or the making of loans to, Parent or any other direct or indirect parent of the Issuer in amounts sufficient for Parent or any other direct or indirect parent of the Issuer to pay, in each case without duplication:

(A)          franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain their corporate existence, and any taxes required to be withheld and paid by Parent or any other direct or indirect parent of the Issuer;

(B)           with respect to any taxable period during which the Issuer or any of its Subsidiaries is a member of a consolidated, unitary, combined or similar income tax group in which Parent (or the direct or indirect parent of Parent) is the common parent, the portion of its consolidated, unitary, combined or similar U.S. federal, state, local and/or non-U.S. income taxes (as applicable) of such income tax group attributable to the income of the Issuer and any of its Subsidiaries, in an amount not to exceed the income tax liabilities that would have been payable by the Issuer and/or its Subsidiaries (as applicable) on a stand-alone basis (or as a stand alone group), reduced, in each case, by any such income taxes paid or to be paid directly by the Issuer or its Subsidiaries; provided that the amount of any such payments attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for such purpose;

(C)           (1) customary salary, bonus and other benefits payable to officers and employees of Parent or any other direct or indirect parent of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Issuer, Parent or any other direct or indirect parent of the Issuer;

(D)          general corporate administrative, operating and overhead costs and expenses of Parent or any other direct or indirect parent of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(E)           fees and expenses related to any equity or debt offering or acquisition by Parent or such other parent entity (whether or not successful);

(13)         the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and preferred stock of any Restricted Subsidiary issued or incurred in accordance with Section 4.09 hereof  to the extent such dividends are included in the definition of “Fixed Charges”;

(14)         the declaration and payment of dividends or distributions:

(A)          to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer issued after the date of this Indenture;

(B)           to Parent or any other direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Parent or any other direct or indirect parent of the Issuer issued after the date of this Indenture; provided, however, that the aggregate amount of dividends declared and paid pursuant to this clause (14)(B) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock; and

(C)           on Refunding Capital Stock that is preferred stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b);

provided, however, in the case of each of (A), (B) and (C) of this clause (14), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is preferred stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(15)         other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to this clause (15), do not exceed $25.0 million;

(16)         the Refinancing Transaction;

(17)         Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions;

provided that, in the case of clauses (4) and (6) through (9) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

(c)           The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  In determining whether any Restricted Payment is permitted by this Section 4.07, the Issuer and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories set forth in clauses (1) through (17) of Section 4.07(b) or among such categories and the types of Restricted Payments set forth in Section 4.07(a) (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, each Restricted Payment, or allocated portions thereof, would be permitted under the various provisions of this Section 4.07 into which such particular Restricted Payment is allocated;  and provided further that the Issuer and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.07, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.07 to which such Restricted Payment or Permitted Investment has been reclassified.  The cancellation of Indebtedness owing to the Issuer from members of management, directors or consultants of the Issuer, any of its direct or indirect parents, Parent or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents or Parent will not be deemed to constitute a Restricted Payment for purposes of this Indenture.

Section 4.08.                             Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)           The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions:

(1)           existing under, by reason of or with respect to the ABL Documents, Indebtedness existing on the Issue Date, or any other agreements in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of this Indenture;

(2)           existing under, by reason of or with respect to any other Credit Facility of the Issuer permitted under this Indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the ABL Credit Facility (with respect to other credit agreements) or this Indenture (with respect to other indentures), in each case as in effect on the date of this Indenture;

(3)           existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4)           with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacement or refinancings are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the ABL Credit Facility, this Indenture, Indebtedness existing on the Issue Date or such other agreements as in effect on the date of the acquisition;

(5)           in the case of the provision set forth in clause (3) of Section 4.08(a) hereof:

(A)          that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)           existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary thereof not otherwise prohibited by this Indenture;

(C)           existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby; or

(D)          arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(6)           existing under, by reason of or with respect to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements arising in connection with the entering into of such transactions;

(7)           existing under, by reason of or with respect to any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary that restricted distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8)           existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)           restricting cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)         existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11)         existing under, by reason of or with respect to (a) this Indenture, the Notes (and any Additional Notes), the Note Guarantees and the Security Documents (including any exchange notes or exchange guarantees issued pursuant to the Registration Rights Agreement), (b) the Senior Unsecured Loan and the documents related thereto, (c) the Intercreditor Agreements or (d) any amendments, supplements, modifications, restatements, replacements, renewals, refundings, restructurings, increases or refinancing of any of the foregoing;

(12)         existing under, by reason of or with respect to Indebtedness of the Issuer or a Restricted Subsidiary not prohibited to be incurred under this Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Issuer’s or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Issuer;

(13)         consisting of customary restrictions pursuant to any Permitted Receivables Financing; and

(14)         existing under, by reason of or with respect to, any Notes Priority Debt.

For purposes of determining compliance with this Section 4.08, (a) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (b) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09.                             Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) or issue any shares of Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than in each case Disqualified Stock or preferred stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary, so long as so held); provided, however, that (i) the Issuer or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock and (ii) any Subsidiary Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified

Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.

(b)           The provisions of Section 4.09(a) hereof will not prohibit the incurrence or issuance of any of the following (collectively, “Permitted Debt”):

(1)           Indebtedness incurred by the Issuer or any Subsidiary Guarantor (as borrower, co-borrower, guarantor, obligor, co-obligor or otherwise) under one or more Credit Facilities (including the ABL Credit Facility) in an aggregate principal amount at any one time outstanding under the provision described in this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed an amount equal to the greater of (A) $70.0 million and (B) the Borrowing Base as of the date of such incurrence;

(2)           Indebtedness incurred by the Issuer and the Subsidiary Guarantors represented by the Notes and the Note Guarantees issued on the date of this Indenture, plus any exchange notes and exchange guarantees issued in exchange thereof pursuant to the Registration Rights Agreement (for the sake of clarity, this clause (2) shall not permit additional notes, but shall permit exchange notes and related exchange guarantees to be issued pursuant to a registration rights agreement in exchange for Additional Notes otherwise permitted to be incurred hereunder);

(3)           The Senior Unsecured Loan incurred by the Issuer and the Subsidiary Guarantors on the date of this Indenture in an aggregate principal amount of $125.0 million;

(4)           Indebtedness of the Issuer and the Subsidiary Guarantors existing on the Issue Date (other than Indebtedness described in clauses (1), (2) and (3);

(5)           Indebtedness of the Issuer or any of its Restricted Subsidiaries (including without limitation Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock issued by the Issuer or any Restricted Subsidiary and preferred stock issued by any Restricted Subsidiary, in each case  incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used in the business of the Issuer or such Restricted Subsidiary or in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision set forth in this clause (5), not to exceed as of any date of incurrence the greater of (a) 3.75% of the Issuer’s Consolidated Total Assets and (b) $25.0 million;

(6)           Permitted Refinancing Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred or Disqualified Stock or preferred stock permitted to be issued under Section 4.09(a) hereof or clause (2), (3), (4), (6), (9), (10) or (19) of this Section 4.09(b);

(7)           intercompany Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries and owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that:

(A)          if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness, and the payee is a Person other than the Issuer or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(B)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by the provisions set forth in this clause (7);

(8)           (A) the Guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 4.09, (B) the Guarantee by any Foreign Subsidiary, New US LLC 1 or New US LLC 2 of Indebtedness of another Foreign Subsidiary of the Issuer or New US LLC 1 or New US LLC 2 that was permitted to be incurred by another provision of this Section 4.09, (C) any Guarantee by a Restricted Subsidiary of the Issuer of Indebtedness of the Issuer (so long as such Restricted Subsidiary also guarantees the Notes if required pursuant to Section 4.17 hereof) or (D) any Guarantee by a Subsidiary Guarantor of any Indebtedness of any Subsidiary Guarantor;

(9)           (x) Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Subsidiary Guarantors incurred to finance an acquisition or (y) Acquired Debt; provided that, in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, either (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.09 or (B) the Fixed Charge Coverage Ratio for the Issuer would be greater than immediately prior to such transactions;

(10)         preferred stock of a Restricted Subsidiary of the Issuer issued to the Issuer or another Restricted Subsidiary of the Issuer; provided that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by the provision set forth in this clause (10);

(11)         ABL Debt of the Issuer or any Subsidiary Guarantor under the following: (A) ABL Hedge Agreements that are incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (B) ABL Bank Products in the ordinary course of business and (C) ABL Cash Management Agreements in the ordinary course of business;

(12)         additional Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision set forth in this clause (12), not to exceed as of any date of incurrence the greater of 5.0% of the Issuer’s Consolidated Total Assets and $35.0 million;

(13)         Indebtedness incurred by the Issuer or any Restricted Subsidiary of the Issuer to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14)         Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(15)         Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(16)         Guarantees (A) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Indenture;

(17)         Indebtedness of Foreign Subsidiaries, New US LLC 1 and New US LLC 2  incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision set forth in this clause (17), not to exceed as of any date of incurrence $25.0 million;

(18)         Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Issuer, the direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by clause (2) of Section 4.07(b) in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision set forth in this clause (18), not to exceed $2.5 million as of any date of incurrence;

(19)         Contribution Indebtedness;

(20)         (A)  Indebtedness incurred in connection with any permitted Sale and Leaseback Transaction and any refinancing, refunding, renewal or extension of any such Indebtedness; provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed; provided further that the Attributable Debt with respect to all Sale and Leaseback Transactions and any refinancing, refunding, renewal or extension in respect thereof shall not exceed as of any date of incurrence $40.0 million in the aggregate;

(B)           Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;

(C)           Indebtedness representing deferred compensation to employees of the Issuer (or any direct or indirect parent of the Issuer) and its Restricted Subsidiaries incurred in the ordinary course of business; and

(21)         cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts.

For purposes of determining compliance with this Section 4.09, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt set forth in clauses (1) through (21) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 4.09, the Issuer, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock such that it will be deemed to have been incurred pursuant to one or more of such clauses (in whole or in part) or Section 4.09(a) to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or Section 4.09(a) at the time of such reclassification (including in part pursuant to one or more clauses and/or in part pursuant to Section 4.09(a)); provided, however, that Indebtedness under an ABL Credit Facility may only be incurred under clauses (1) and (11) of the definition of Permitted Debt, as applicable.

For the purpose of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or first committed (in the case of revolving credit debt); provided that if such Indebtedness denominated in a foreign currency is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(c)           Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this Section 4.09 will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.  In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included.

(d)           The Issuer will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.10.                             Asset Sales.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           other than in the case of an Event of Loss, the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           with respect to Asset Sales involving aggregate consideration in excess of $25.0 million, such Fair Market Value is determined in good faith by the Board of Directors of the Issuer or Parent; and

(3)           other than in the case of an Event of Loss or a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination thereof; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A)          any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms contractually subordinated in right of payment to the Notes or any Note Guarantee, liabilities to the extent owed to the Issuer or any Restricted Subsidiary of the Issuer and liabilities incurred in contemplation of such Asset Sale) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases the Issuer or such Restricted Subsidiary, as the case may be, from further liability, or that are assumed or released as a matter of law;

(B)           any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary, as the case may be, from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash or Cash Equivalents received in that conversion); and

(C)           any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at the time outstanding, not to exceed the greater of (x) $50.0 million and (y) 7.5% of the Issuer’s Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b)           Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than (1) a sale of Collateral or (2) a Sale of a Subsidiary Guarantor, the Issuer or such Restricted Subsidiary may apply such Net Proceeds at its option and to the extent it so elects:

(1)           to make one or more Asset Sale Offers to all Holders of Notes and all holders of other Notes Priority Debt on a pro rata basis based on the principal amount of Notes and such other Notes Priority Debt outstanding;

(2)           if such Asset Sale is by a Restricted Subsidiary that is not a Guarantor, to repay Indebtedness and other obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or a Guarantor;

(3)           to repay any Indebtedness (including the Notes) of the Issuer or any Subsidiary Guarantor (other than any Disqualified Stock or any Indebtedness that is contractually subordinated in right of payment to the Notes), other than Indebtedness owed to Parent, the Issuer or a Restricted Subsidiary of the Issuer; provided that the Issuer shall equally and ratably redeem or repurchase the Notes as set forth in Section 3.07 hereof or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase the Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(4)           to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(5)           to make an Investment in Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; or

(6)           any combination of the foregoing;

provided that the Issuer will be deemed to have complied with the provisions set forth in clauses (4) and (5) of this Section 4.10(b) if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Issuer or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision set forth in clauses (4) and (5) of this Section 4.10(b), and that acquisition, purchase, Investment or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.  Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(c)           Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes (i) a sale of Collateral or (ii) a Sale of a Subsidiary Guarantor, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1)           (a) to make one or more Asset Sale Offers to all Holders of Notes an all holders of other Notes Priority Debt on a pro rata basis based on the principal amount of Notes and such other Notes Priority Debt outstanding or (b) with respect to Net Proceeds derived from any ABL Priority Collateral, to repay, repurchase or redeem any ABL Obligations; provided that any such Net Proceeds shall be applied in accordance with the General Intercreditor Agreement;

(2)           to make an Investment in other assets or property that would constitute Collateral;

(3)           to make an Investment in Capital Stock of another Permitted Business if, after giving effect to such Investment, the Permitted Business becomes a Subsidiary Guarantor or is merged into or consolidated with the Issuer or any Subsidiary Guarantor;

(4)           to make an Investment in Replacement Assets or to make a capital expenditure with respect to assets, in each case, that constitute Collateral;

(5)           to repay, repurchase or redeem Notes Priority Obligations; provided that the Issuer shall equally and ratably redeem or repurchase the Notes as set forth in Section 3.07 hereof or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase the Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(6)           any combination of the foregoing;

provided that the Issuer will be deemed to have complied with the provision set forth in clauses (2), (3) and (4) of this Section 4.10(c) if, and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Issuer or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to make an Investment in assets or property that would constitute Collateral or make an Investment in Capital Stock of another Permitted Business or to make an Investment in Replacement Assets or to make a capital expenditure with respect to assets that constitute Collateral in compliance with the provisions set forth in clauses (2), (3) and (4) of this Section 4.10(c), and that purchase, Investment or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

(d)           Any Net Proceeds from Asset Sales that are not applied or invested as set forth in Section 4.10(b) or Section 4.10(c) will constitute “Excess Proceeds.”  Within 10 Business Days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer will make an Asset Sale Offer to all Holders of Notes and all holders of other Notes Priority Debt containing provisions similar to those set forth in Section 3.09 of this Indenture, to purchase the maximum principal amount of Notes and such other Notes Priority Debt that may be purchased out of the Excess Proceeds.  The offer price for the Notes and any other Notes Priority Debt in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other Notes Priority Debt purchased, plus accrued and unpaid interest and Additional Interest (if any) on the Notes and any other Notes Priority Debt to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and such other Notes Priority Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Notes Priority Debt shall be purchased on a pro rata basis based on the principal amount of Notes and such other Notes Priority Debt tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.  The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds by making an Asset Sale Offer prior to the expiration of the relevant 365 day period (as such period may be extended in accordance with this Indenture) or with respect to Excess Proceeds of $25.0 million or less.

(e)           The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions of Section 3.09 hereof or this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11.                             Transactions with Affiliates.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Issuer or any Restricted Subsidiary involving consideration in excess of $3.0 million other than transactions solely among any of the Issuer and its Restricted Subsidiaries (an “Affiliate Transaction”), unless:

(1)           such business, transaction or series of related transactions is on terms no less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with an unaffiliated party; and

(2)           with respect to any Affiliate Transaction involving an amount or having a value in excess of $10.0 million, the Issuer delivers to the Trustee an Officers’ Certificate stating that such business, transaction or series of related transactions complies with clause (1) above.

In the case of an Affiliate Transaction involving an amount or having a value in excess of $20.0 million, the Issuer must obtain a resolution of the Board of Directors of Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Parent’s Board of Directors.  In the case of an Affiliate Transaction involving an amount or having a value in excess of $40.0 million, the Issuer must obtain a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction (or relevant purchase price or valuation) is fair to the Issuer or such Restricted Subsidiary from a financial point of view.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)           transactions between or among the Issuer, its Restricted Subsidiaries and/or any Guarantors;

(2)           payment of reasonable fees and compensation to, and indemnification and similar arrangements on behalf of, current, former or future directors of Parent, any other direct or indirect parent of the Issuer, the Issuer or any Restricted Subsidiary of the Issuer;

(3)           Restricted Payments that are permitted by Section 4.07 hereof or the definition of “Permitted Investments” (including any payments that are excluded from the definitions of “Restricted Payment” and “Restricted Investment”);

(4)           any sale of Equity Interests (other than Disqualified Stock) of the Issuer;

(5)           loans and advances to officers and employees of Parent, any other direct or indirect parent of the Issuer, the Issuer or any of the Issuer’s Restricted Subsidiaries or guarantees in respect thereof or otherwise made on the Issuer’s or any of its Restricted Subsidiaries’ behalf (or the cancellation of such loans, advances or guarantees), in both cases for bona fide business purposes in the ordinary course of business;

(6)           any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries or Parent with current, former or future officers and employees of Parent, any direct or indirect parent of the Issuer, the Issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of Parent, any direct or indirect parent of the Issuer, the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7)           transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person;

(8)           any contracts, instruments or other agreements or arrangements in each case as in effect on the date of this Indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuer and its Restricted Subsidiaries at the time executed than the original agreement or arrangement as in effect on the date of this Indenture;

(9)           any Guarantee by Parent or any other direct or indirect parent of the Issuer of Indebtedness or other liabilities or obligations of the Issuer or any Guarantor that was permitted by this Indenture;

(10)         transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(11)         transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Issuer, as determined in good faith by Parent or the Issuer;

(12)         transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 4.11(a)(1);

(13)         any contribution to the common equity capital of the Issuer;

(14)         any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(15)         the pledge of Equity Interests of any Unrestricted Subsidiary;

(16)         subject to the limitations described under clause (12)(B) of paragraph (b) under Section 4.07, payments by the Issuer (or Parent or any other direct or indirect parent of the Issuer) or any of the Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement;

(17)         the incurrence of the Senior Unsecured Loan, the execution, delivery and performance under any document related to the Senior Unsecured Loan and any amendment, modification, refinancing, restructuring or replacement thereof;

(18)         the use of proceeds of the Notes and the Senior Unsecured Loan to repay the Issuer’s outstanding indebtedness as described in the Offering Memorandum under “Use of Proceeds”;

(19)         sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(20)         any agreement that provides customary registration rights to the equity holders of the Issuer or any direct or indirect parent of the Issuer and the performance by the parties thereto of their obligations, duties and rights under their obligations, duties and rights under such agreement, and any shareholders agreement (including but not limited to the Shareholders Agreement) among some or all of the shareholders of the Issuer or any direct or indirect parent of the Issuer and the performance by the parties thereto of such agreement;

(21)         Guarantees by Parent of Indebtedness or other liabilities or obligations of Foreign Subsidiaries, New US LLC 1 and/or New US LLC 2 that are permitted by this Indenture; and

(22)         transactions between the Issuer or any Restricted Subsidiary, on the one hand, and any person that is an Affiliate of the Issuer or any Restricted Subsidiary, on the other hand, solely because a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer.

Section 4.12.                             Liens.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Section 4.13.                             Corporate Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate or other existence of each of the Guarantors, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Guarantor; provided, however, that the Issuer shall not be required to preserve the corporate or other existence of any of its Guarantors if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14.                             Offer to Repurchase Upon Change of Control.

(a)           If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Indenture.  In the Change of Control Offer, the Issuer will offer an offer price (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest (if any) thereon to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuer will send a notice to each Holder electronically or by first class mail at its registered address or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice.  The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(b)           On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)           accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate of the Issuer stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

(c)           The paying agent will promptly mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder upon receipt of an Authentication Order a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

(d)           Notwithstanding anything to the contrary in this Section 4.14, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the Notes pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(e)           Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.15.                             [RESERVED].

Section 4.16.                             Designation of Restricted and Unrestricted Subsidiaries.

(a)           The Board of Directors of the Issuer or Parent may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1)           any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 4.09 hereof;

(2)           the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of such Subsidiary)

will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under Section 4.07 hereof;

(3)           such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than Equity Interests of any Restricted Subsidiary of such Subsidiary that is concurrently being designated as an Unrestricted Subsidiary);

(4)           the Subsidiary being so designated, after giving effect to such designation:

(A)          is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer that would not be permitted under Section 4.11 hereof after giving effect to the exceptions thereto;

(B)           is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 4.07 and Section 4.09 hereof;

(C)           (i) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation or would be permitted under Section 4.07 hereof and (ii) to the extent the Indebtedness of the Subsidiary is non-recourse Indebtedness, any Guarantee or credit support by the Issuer or a Restricted Subsidiary would be permitted under Section 4.07 and Section 4.09 hereof; and

(5)           no Event of Default would be in existence following such designation.

(b)           Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer or Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture.  If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements set forth in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness, Investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under this Indenture, the Issuer shall be in default under this Indenture.

(c)           The Board of Directors of the Issuer or Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)           such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)           all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under Section 4.07 hereof;

(3)           all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12 hereof; and

(4)           no Default or Event of Default would be in existence following such designation.

Section 4.17.                             Guarantees.

(a)           If the Issuer or any of its Restricted Subsidiaries (1) acquires or creates another Wholly Owned Restricted Subsidiary (other than an Excluded Subsidiary) on or after the date of this Indenture or (2) any Restricted Subsidiary of the Issuer becomes a guarantor of any indebtedness of the Issuer or any Guarantor or becomes an obligor with respect to the ABL Credit Facility, then, within 45 days of the date of such event, as applicable, such Subsidiary must (i) become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee and (ii) become a party to the applicable Security Documents and take all actions required thereunder to perfect the Liens created thereunder.

(b)           The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of the Issuer or any Guarantor (including, but not limited to, any Indebtedness under any Credit Facility) unless such subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior in right of payment to or pari passu in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness.  This Section 4.17 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.  In addition, in the event that any Wholly Owned Restricted Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, or if any Excluded Subsidiary becomes a guarantor or obligor with respect to the ABL Credit Facility or any other Indebtedness of the Issuer or any Subsidiary Guarantor, then such Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 45 days of the date of such event.  The form of the Note Guarantee is attached as Exhibit E.

Section 4.18.                             Effectiveness of Covenants When Notes Rated Investment Grade.

(a)           If on any date following the date of this Indenture:

(1)           the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency); and

(2)           no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of Section 4.18(b), Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.16, and Section 5.01(a)(3) hereof shall be suspended;

provided that during any period that the foregoing covenants have been suspended, the Issuer’s or Parent’s Board of Directors may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16 hereof.

(b)           Notwithstanding the foregoing, if the rating assigned by Moody’s or S&P should subsequently decline to below Baa3 or BBB-, respectively, Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.16 and Section 5.01(a)(3) hereof will be reinstituted as of and from the date of such rating decline.  Calculations under the reinstated Section 4.07 hereof will be made as if Section 4.07 hereof had been in effect since the date of this Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.07 hereof was suspended.  Additionally, upon the reinstatement of the Section 4.10, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.  All Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, while the foregoing covenants were suspended will be classified to have been incurred or issued pursuant to Section 4.09(b)(4).

Section 4.19.                             Maintenance of Properties.

The Issuer will, and will cause each of its Restricted Subsidiaries to (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occuring in the ordinary course of business); and (ii) from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.19 shall prevent the Issuer from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of their business or the business of any Guarantor.

ARTICLE 5
SUCCESSORS

Section 5.01.                             Merger, Consolidation or Sale of Assets.

(a)           The Issuer shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)           either:

(A)          the Issuer is the surviving corporation; or

(B)           the Person formed by or surviving such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made (i) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation, (A) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, or (B) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith) and (ii) assumes all the obligations of the Issuer under the Notes, this Indenture and the Security Documents related to the Notes pursuant to agreements reasonably satisfactory to the Trustee;

(2)           immediately after giving effect to such transaction no Event of Default exists;

(3)           immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, on a pro forma basis, either

(A)          the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or

(B)           the Fixed Coverage Ratio for the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) would be greater than immediately prior to such transactions; and

(4)           each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this Section 5.01, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and this Indenture; and

(5)           at the time of the transaction the Issuer will have delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and opinion of counsel, each to the effect that such merger, consolidation or sale of assets comply with this Indenture.

(b)           The provision set forth in Section 5.01(a)(3) shall not apply to (1) any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the Issuer, any of its Restricted Subsidiaries and/or any of the Guarantors or (2) any merger between the Issuer and an Affiliate of the Issuer, or between a Restricted Subsidiary and an Affiliate of the Issuer, in each case in this clause (2) solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Section 5.02.                             Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the respective successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the principal of, premium on, if any, interest and Additional Interest, if any, on, the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01.                             Events of Default.

Each of the following is an “Event of Default”:

(1)           default for 30 consecutive days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2)           default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)           failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.14, 5.01 or 11.04(a) hereof for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding;

(4)           failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the agreements in this Indenture or the Security Documents for the benefit of the Holders of the Notes other than those referred to in clauses (1) through (3) of this Section 6.01;

(5)           default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer), or the payment of which is guaranteed by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A)          is caused by a failure to make any payment when due at the final maturity of such Indebtedness (after giving effect to any applicable grace period) (a “Payment Default”); or

(B)           results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6)           failure by the Issuer or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that together would constitute a Significant Subsidiary of the Issuer) to pay non-appealable final judgments aggregating in excess of $30.0 million (excluding amounts covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)           the occurrence of any of the following:

(A)          any Security Document for the benefit of Holders of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant Security Documents; or

(B)           except as permitted by this Indenture, any first-priority Lien for the benefit of Holders of the Notes purported to be granted under any Security Document for the benefit of Holders of the Notes on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million ceases to be an enforceable and perfected first-priority Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or the Collateral Trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this clause 7(B) if such condition results from the action or inaction of the Trustee or the Collateral Trustee; or

(C)           the Issuer or any Significant Subsidiary that is a Subsidiary Guarantor (or any such Subsidiary Guarantors that together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Significant Subsidiary that is a Guarantor (or such Subsidiary Guarantors that together constitute a Significant Subsidiary) set forth in or arising under any Security Document for the benefit of Holders of the Notes;

(8)           except as permitted by this Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Issuer (or any such Subsidiary Guarantors that together would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm in writing its obligations under its Note Guarantee if, and only if, in each such case, such Default continues for 21 days after notice of such Default shall have been given to the Trustee;

(9)           the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary of the Issuer (or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)          makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due;

(10)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)           the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)           the Holders thereof have rescinded or waived the acceleration in writing, notice or action (as the case may be) giving rise to such Event of Default; or

(3)           the default that is the basis for such Event of Default has been cured.

Section 6.02.                             Acceleration.

In the case of an Event of Default specified in Section 6.01(9) or Section 6.01(10) hereof, with respect to the Issuer or any Significant Subsidiary of the Issuer (or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer), all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.  Upon any such declaration, the Notes shall become due and payable immediately.  The Trustee may withhold from the Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or premium, interest or Additional Interest, if any) if it determines that withholding notice is in their interests.  The Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

Section 6.03.                             Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, interest or Additional Interest, if any, on, the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04.                             Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder or under the Security Documents, except a continuing Default or Event of Default in the payment of interest or Additional Interest, if any, on, premium, if any, on, or the principal of, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration (provided such rescission would not conflict with any judgment of a court of competent jurisdiction).  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.                             Control by Majority.

Subject to the Intercreditor Agreements, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that may involve the Trustee in personal liability or that may be unduly prejudicial to the rights of Holders of Notes not joining in giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such action or forbearance are unduly prejudicial to such Holders) and may take any other action it deems proper that is not inconsistent with any such direction received from a majority of the Holders of Notes.

Section 6.06.                             Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless each of the following conditions is met:

(1)           the Holder gives the Trustee written notice of a continuing Event of Default;

(2)           the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)           such Holder or Holders offer the Trustee indemnity, security or prefunding reasonably satisfactory to the Trustee against any costs, loss, liability or expense;

(4)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)           during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07.                             Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or Additional Interest, if any, or interest on, such Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of a Security Document upon any property subject to such Lien.

Section 6.08.                             Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.                             Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for such compensation as agreed to among the parties in writing, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or in connection with this Indenture.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee or in connection with this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.                             Priorities.

Subject to the provisions of the Collateral Trust and Intercreditor Agreement and the General Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Interest, if any, respectively; and

Third:  to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.                             Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs, fees and expenses of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01.                             Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this

Indenture and no others, and no implied duties, covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for any gross negligence in acting or failing to act, or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer; and

(3)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it under this Indenture.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.  The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           Delivery of any reports, information and documents to the Trustee, including pursuant to Section 4.03, is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants pursuant to Article 4 (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 7.02.                             Rights of Trustee.

(a)           The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)           Before the Trustee acts or refrains from acting, it shall require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by the Trustee in compliance with such request or direction.

(g)           The Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for purposes of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the party of any of them.

(h)           In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damages of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(j)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)            The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m)          The Trustee and the Collateral Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Security Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any Security Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Security Documents, other than to confirm receipt of items expressly required to be delivered to the Collateral Trustee.

The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.

Section 7.03.                             Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04.                             Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee acting in such capacity, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.                             Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, interest or Additional Interest, if any, on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06.                             Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 15 beginning with May 15, 2012, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also will comply with TIA §313(b)(2).  The Trustee will also transmit by mail all reports as required by TIA §313(c) following the effectiveness of the Exchange Offer Registration Statement.

(b)           A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Issuer and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d).  The Issuer will promptly notify the Trustee in writing when the Notes are listed or delisted from any stock exchange.

Section 7.07.                             Compensation and Indemnity.

(a)           The Issuer will pay to the Trustee compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Issuer will reimburse the Trustee promptly upon request for all disbursements, advances, fees and expenses incurred or made by it in addition to the compensation for its services as agreed to among the parties in writing.  Such expenses will include the compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)           The Issuer and the Guarantors will indemnify the Trustee and each of its officers, directors, employees and agents against any and all losses, liabilities, damages, claims, fees, costs or expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses, including those of any third party agent or expert, of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its willful misconduct or negligence.  The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder.  The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense.  The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel.  Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.  Notwithstanding anything in this Indenture to the contrary, the Issuer need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

(c)           To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Interest, if any, on, particular Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.

(d)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(e)           The Trustee will comply with the provisions of TIA §313(b)(2) to the extent applicable.

(f)            The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

Section 7.08.                             Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than thirty (30) days prior to the effective date of such removal.  The Issuer may remove the Trustee if:

(1)           the Trustee knowingly fails to comply with Section 7.10 hereof or TIA §310;

(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction at the expense of the Issuer for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition at the expense of the Issuer any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

(g)           The parties hereto acknowledge and agree that for the purpose of the Security Documents governed by Dutch law, any resignation by or removal of the Collateral Trustee is not effective until its contractual relationship under the Parallel Debt, including all of its rights and obligations thereunder, is transferred to a successor Collateral Trustee.  The Collateral Trustee will reasonably cooperate in assigning its rights and obligations under the Parallel Debt to the successor Collateral Trustee and will reasonably cooperate in transferring all rights under the Security Documents governed by Dutch law to the successor Collateral Trustee.  The Collateral Trustee that is resigning or removed, the successor Collateral Trustee and each relevant party shall execute all documents necessary to ensure that the successor Collateral Trustee obtains valid Dutch law security similar to the previously existing Dutch security.

Section 7.09.                             Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10.                             Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5).  The Trustee is subject to TIA §310(b).

Section 7.11.                             Preferential Collection of Claims Against the Issuer.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b).  A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.                             Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of the Issuer’s or Parent’s Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02.                             Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) and cure all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer), shall execute proper instruments acknowledging the same, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)           Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)           the rights, powers, trusts, duties, indemnifications and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith;

(4)           this Article 8; and

(5)           the optional redemption provisions of this Indenture to the extent that Legal Defeasance is to be effected together with a redemption.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.                             Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.16, 4.17, and 4.19 hereof and Section 5.01(a)(3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7) and (8) hereof will not constitute Events of Default.

Section 8.04.                             Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)           the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, to pay the principal of, premium and Additional Interest, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(A)          the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)           since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its respective Subsidiaries is a party or by which the Issuer or any of its respective Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6)           the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7)           if the Notes are to be redeemed prior to their Stated Maturity, the Issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(8)           the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been fully complied with and satisfied.

Section 8.05.                            Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying

Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the written request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Collateral will be released from the Lien securing the Notes upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions of this Article 8.

Section 8.06.                             Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, interest and Additional Interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest and Additional Interest, if any, has become due and payable shall be paid to the Issuer on their written request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07.                             Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, interest or Additional Interest, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.                             Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, without notice to or the consent of any Holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees, the Security Documents relating to the Notes or the Intercreditor Agreements:

(1)           to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Issuer or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(5)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to comply with Section 4.17 hereof;

(7)           to conform the text of this Indenture, the Notes, the Note Guarantees or any Security Document to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or any Security Document, which intent may be evidenced by an Officers’ Certificate to that effect;

(8)           to evidence and provide for the acceptance of appointment by a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture, or evidence and provide for a successor or replacement Collateral Trustee under the Security Documents;

(9)           to provide for the issuance of Additional Notes and related Guarantees (and the grant of security for the benefit of the Additional Notes and related Guarantees) in accordance with the terms of this Indenture and the Intercreditor Agreements;

(10)         to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(11)         to grant any Lien for the benefit of the Holders of any future Subordinated Lien Debt or any present or future ABL Debt or Notes Priority Debt in accordance with the terms of this Indenture and the Collateral Trust and Intercreditor Agreement;

(12)         to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under this Indenture;

(13)         to mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Trustee for the benefit of the Trustee and the Holders of the Notes as additional security for the  payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Trustee in accordance with the terms of this Indenture or otherwise;

(14)         to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document;

(15)         to provide for a reduction in the minimum denominations of the Notes;

(16)         to add a Guarantor or other guarantor under this Indenture or release a Guarantor in accordance with the terms of this Indenture;

(17)         to add covenants for the benefit of the Holders or surrender any right or power conferred upon either the Issuer or any Guarantor;

(18)         to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, provided that compliance with this Indenture as so amended may not result in Notes being transferred in violation of the Securities Act or any applicable securities laws;

(19)         to provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Note Guarantees;

(20)         to provide for the issuance of exchange notes and related guarantees in accordance with the terms of this Indenture;

(21)         to comply with the rules of any applicable securities depositary; and

(22)         to make any changes that do not affect the legal rights of Holders of Notes in any material respect in order to facilitate entry into any of the Intercreditor Agreements.

Upon the request of the Issuer accompanied by a resolution of the Issuer’s or Parent’s Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents set forth in Section 7.02 hereof (including but not limited to an Opinion of Counsel), the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.                             With Consent of Holders of Notes.

Except as otherwise provided in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10, and 4.14 hereof) and the Notes,

the Note Guarantees and the Security Documents relating to the Notes and the Intercreditor Agreements relating to the Notes (subject to compliance with the applicable Intercreditor Agreements) with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest and Additional Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes, the Note Guarantees or the Security Documents or the Intercreditor Agreements relating to the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of the Issuer’s or Parent’s Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents set forth in Section 7.02 hereof (including but not limited to an Opinion of Counsel), the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will promptly mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes or the Note Guarantees.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of, or change the Stated Maturity of, any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes (except as provided in the first paragraph of this Section 9.02 with respect to Sections 3.09, 4.10, and 4.14 hereof (except to the extent provided in clause (9) below));

(3)           reduce the rate of, or change the time for, payment of interest, on any Note;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than U.S. dollars;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, or Additional Interest, if any, on the Notes;

(7)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture or the Note Guarantees;

(8)           impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or the Note Guarantees;

(9)           amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.10 after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.14 after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(10)         make any change in the amendment and waiver provisions, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (but only to the extent any such consent is required under the Intercreditor Agreements).

Section 9.03.                             Compliance with Trust Indenture Act.

Upon and after the qualification of this Indenture under the TIA, every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04.                             Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.  If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05.                             Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.                             Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer or Parent approves it.  In executing any amended or supplemental indenture under Article 9, the Trustee will receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions.

ARTICLE 10
COLLATERAL AND SECURITY

Section 10.01.                       Equal and Ratable Sharing of Collateral by Holders of Notes Priority Debt.

Notwithstanding: (1) anything to the contrary contained in the Security Documents; (2) the time of incurrence of any Series of Notes Priority Debt; (3) the order or method of attachment or perfection of any Lien securing any Series of Notes Priority Debt; (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Notes Priority Debt; (5) the time of taking possession or control over any Collateral securing any Series of Notes Priority Debt; (6) that any first-priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or (7) the rules for determining priority under any law governing relative priorities of Liens, all first-priority Liens granted at any time by the Issuer or any Guarantor will secure, equally and ratably, all present and future Notes Priority Obligations of the Issuer or such Guarantor, as the case may be, as more fully specified in the Collateral Trust and Intercreditor Agreement.

The foregoing provision is intended for the benefit of, and will be enforceable by, each present and future holder of Notes Priority Obligations, each present and future Notes Priority Representative and the Collateral Trustee, as a holder of first-priority Liens, in each case, as a party to the Collateral Trust and Intercreditor Agreement or as a third party beneficiary thereof.

Section 10.02.                       Ranking of Subordinated Liens.

The Subordinated Lien Documents, if any, shall require that, notwithstanding: (1) anything to the contrary contained in the Security Documents; (2) the time of incurrence of any Series of Secured Debt; (3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt; (4) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral; (5) the time of taking possession or control over any Collateral securing any Series of Secured Debt; (6) that any first-priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or (7) the rules for determining priority under any law governing relative priorities of Liens, all Liens securing Subordinated Lien Obligations at any time granted by the Issuer or any Guarantor will be subject and subordinate to all first-priority Liens securing all present and future Notes Priority Obligations of the Issuer or such Guarantor, as the case may be, as more fully specified in the General Intercreditor Agreement.

The Subordinated Lien Documents, if any, shall provide that the foregoing provision is intended for the benefit of, and will be enforceable by, each present and future holder of Notes Priority Obligations, each present and future Notes Priority Representative and the Collateral Trustee as a holder of first-priority Liens, in each case, as a party to the Collateral Trust and Intercreditor Agreement or as a third party beneficiary thereof.

Section 10.03.                       Release of Liens in Respect of Notes.

The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate automatically and be discharged:

(1)           upon satisfaction and discharge of this Indenture as set forth under Article 12 hereof;

(2)           in whole, upon the Discharge of Notes Priority Obligations;

(3)           upon the written request of the Issuer and the applicable Grantor to the Collateral Trustee, as to any Collateral of a Grantor (other than the Issuer) that (x) is released as a guarantor under each Notes Priority Document and (y) is not obligated (as primary obligor or Guarantor) with respect to any other Notes Priority Obligations at such time and so long as the respective release does not violate the terms of any Notes Priority Document which then remains in effect;

(4)           as to any Collateral that is released, sold, transferred or otherwise disposed of by the Issuer or any other Grantor to a Person that is not (either before or after such release, sale, transfer or disposition) the Issuer or a Subsidiary thereof in a transaction or other circumstance that complies with the terms of this Indenture (for so long as this Indenture is in effect) and is not prohibited by any of the other Notes Priority Documents, at the time of such release, sale, transfer or other disposition and to the extent of the interest released, sold, transferred or otherwise disposed of;

(5)           as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (2), (3) or (4) above) at any time prior to the Discharge of Notes Priority Obligations if written consent to the release of all first-priority Liens on such Collateral has been given by an Act of Required Notes Priority Debtholders;

(6)           as to a release of all or substantially all of the Collateral, if (A) consent to release of that Collateral has been given by the requisite percentage or number of Holders of each Series of Notes Priority Debt at the time outstanding as provided for in the applicable Notes Priority Documents and (B) the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel to the Collateral Trustee certifying that any such necessary consents have been obtained;

(7)           upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8 hereof;

(8)           upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(9)           upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary as set forth under Article 4 hereof, but only in respect of any Collateral owned by such Subsidiary;

(10)         in whole or in part, with the consent of the Holders of the requisite percentage of Notes as set forth under Article 9 hereof.

Section 10.04.                       Relative Rights.

Nothing in the Note Documents shall:

(1)           impair, as between the Issuer and the Holders of the Notes, the obligation of the Issuer to pay principal, interest or premium, if any, or Additional Interest, if any, on the Notes in accordance with their terms or any other obligation of the Issuer or any Guarantor under the Note Documents;

(2)           affect the relative rights of Holders of Notes as against any other creditors of the Issuer or any Guarantor (other than as expressly specified in the Intercreditor Agreements);

(3)           restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the Intercreditor Agreements);

(4)           restrict or prevent any Holder of Notes or other Notes Priority Obligations, the Trustee, the Collateral Trustee or any other person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the Intercreditor Agreements; or

(5)           restrict or prevent any Holder of Notes or other Notes Priority Obligations, the Trustee, the Collateral Trustee or any other person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by the First and Subordinated Lien Intercreditor Agreement, the Intercreditor Agreements.

The Issuer and each of the Guarantors may, subject to compliance with the provisions of this Indenture, but without release or consent of the Trustee or the Collateral Trustee or any holder of Notes Priority Obligations, conduct ordinary course activities with respect to the Collateral.

Section 10.05.                       [RESERVED].

Section 10.06.                       Collateral Trustee.

(a)           The Issuer has appointed Wells Fargo Bank, National Association to serve as the Collateral Trustee for the benefit of the holders of:

(1)           the Notes; and

(2)           all other Notes Priority Obligations outstanding from time to time.

(b)           The Collateral Trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce on behalf of itself, the Trustee and the holders of Notes Priority Obligations, and shall be granted all Liens on the Collateral created by the Security Documents, subject to the provisions of the General Intercreditor Agreement and the Collateral Trust and Intercreditor Agreement.

(c)           Except as provided in the Collateral Trust and Intercreditor Agreement or as directed by an Act of Required Notes Priority Debtholders in accordance with the Collateral Trust and Intercreditor Agreement, the Collateral Trustee will not be obligated:

(1)           to act upon directions purported to be delivered to it by any Person;

(2)           to foreclose upon or otherwise enforce any Lien; or

(3)           to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

(d)           Each Holder hereby authorizes and directs the Trustee and Collateral Trustee to act pursuant to the Security Documents.

Section 10.07.                       Further Assurances.

The Issuer and each of the Guarantors (including such Guarantors created or acquired after the date of this Indenture that have executed a supplemental indenture pursuant to Section 4.17 hereof) shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents. From time to time, the Issuer shall reasonably promptly secure the Obligations under the Notes, this Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens shall be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Trustee.

Section 10.08.                       Insurance.

(a)           The Issuer and the Guarantors shall:

(1)           keep their properties insured and maintain such general liability, automobile liability, workers’ compensation / employers’ liability, property casualty insurance and any excess umbrella or other coverage related to any of the foregoing as is customary for companies in the same or similar businesses operating in the same or similar locations;

(2)           maintain such other insurance as may be required by law; and

(3)           maintain such other insurance as may be required by the Security Documents relating to the Notes.

(b)           Upon the request of the Trustee or the Collateral Trustee, the Issuer and the Guarantors shall furnish to the Trustee or Collateral Trustee full information as to their property and liability insurance carriers.  The Issuer shall (x) provide the Trustee and the Collateral Trustee with notice of cancellation or modification with respect to its property and casualty policies before the effective date of such cancellation or modification and (y) name the Trustee or Collateral Trustee as a co-loss payee and/or lender loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies listed in clause (1) of Section 10.08(a).

Section 10.09.                       Real Property.

(a)           The Issuer shall use commercially reasonable efforts to deliver (or cause to be delivered) to the Initial Purchasers, the Trustee and the Collateral Trustee within 90 days of the date of this Indenture (provided, however, that if the Issuer is unable to do so within 90 days following the date of this Indenture, the Issuer will use commercially reasonable efforts to do so as soon as practicable thereafter) with respect to each real property asset listed on Exhibit G attached hereto that is owned by the Issuer or any Guarantor (the “Mortgaged Property”), the following:

(1)           fully executed and notarized mortgages and deeds of trust, assignments of rents, pledge and security agreements and fixture filings (each, a “Mortgage”) encumbering each Mortgaged Property, together with such UCC-1 financing statements or other fixture filings as the Collateral Trustee shall reasonably deem appropriate with respect to such Mortgaged Property;

(2)           evidence that counterparts of the Mortgage (and such other documents referenced in clause (1) this Section 10.09(a)) for each Mortgaged Property have been filed or recorded (or are in form suitable for filing or recording) in all filing or recording offices that the Collateral Trustee may deem reasonably necessary or desirable in order to create a valid and subsisting Lien (subject to Permitted Encumbrances (as defined in the Mortgages)) on the property described therein in favor of the Collateral Trustee for its benefit and for the benefit of the Trustee and the Holders of the Notes;

(3)           a fully paid mortgagee title insurance policy (each, a “Mortgage Policy/ies”) for each Mortgage, which, upon the recording of the Mortgages, will insure the Mortgages to be valid and subsisting Liens on the Mortgaged Property described therein, free and clear of all material Liens, except Permitted Liens;

(4)           a written opinion from local counsel in each state in which Mortgaged Property is located with respect to due authorization, enforceability, execution, delivery, creation, perfection and payment of mortgage tax with respect to the applicable Mortgage and any related fixture filings, in customary form and substance and subject to customary assumptions, limitations and qualifications, and otherwise in form reasonably satisfactory to the Collateral Trustee;

(5)           all surveys (or an existing survey with no change affidavits) as may be reasonably required to cause the title company to issue the Mortgage Policy/ies required pursuant to clause (3) above;

(6)           with respect to the Mortgaged Property, such consents or approvals, as necessary to consummate the transactions or shall reasonably be deemed necessary by the Initial Purchasers in order for the owner of such Mortgaged Property to grant the lien contemplated by the Mortgage;

(7)           with respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Mortgage Policy/ies and endorsements contemplated above;

(8)           evidence reasonably acceptable to the Collateral Trustee and the Trustee of payment by the Issuer of all Mortgage Policy premiums, search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and

(9)           with respect to each Mortgaged Property, a flood hazard determination and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance, in favor of, or naming as an additional insured, mortgagee, loss payee, as appropriate, each of the Collateral Trustees for and for the benefit of the Trustee and the Holders of the Notes, to the extent (including with respect to amounts) required in order to comply with applicable law.

(b)           Following the acquisition by the Issuer or any Guarantor of any fee interest in real property located in the United States that is not an Excluded Asset (each, an “After-Acquired Property”), to the extent the Issuer or such Guarantor is required to grant a Mortgage with respect to such After-Acquired Property under the ABL Credit Facility, the Issuer or such Guarantor that owns such After-Acquired Property shall use commercially reasonable efforts to execute and deliver to the Collateral Trustee (within 90 days after the acquisition of such After-Acquired Property) a Mortgage, and to the extent provided under the ABL Credit Facility, the other items set forth in clauses (1), (2), (3), (4), (5), (6), (7), (8) and (9) of clause (a) of this Section 10.09 relating to such After-Acquired Property mutatis mutandis, and thereupon such After-Acquired Property shall be Collateral to the extent purported to be subject to the Lien of any such Mortgage.

ARTICLE 11
NOTE GUARANTEES

Section 11.01.                       Guarantee.

(a)           Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to the Trustee and its successors and assigns and to each Holder of a Note authenticated and delivered by the Trustee, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)           the principal of, premium on, if any, interest and Additional Interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Interest, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders and/or the Trustee under the Note Guarantee.  Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorney fees and expenses) incurred by the Trustee in enforcing any rights under this Section 11.01.

Section 11.02.                       Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer, fraudulent conveyance or fraudulent obligation for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer, fraudulent conveyance or fraudulent obligation.

Section 11.03.                       Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04.                       Guarantors May Consolidate, etc., on Certain Terms.

(a)           A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1)           immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)           either:

(A)          the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that the provisions set forth in this clause (i) shall not apply if such Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (ii) assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Security Documents related to the Notes pursuant to a supplemental indenture satisfactory to the Trustee; or

(B)           in the case of a Subsidiary Guarantor, such sale or other disposition or consolidation or merger complies with Section 4.10 hereof.

(b)           In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee.  All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c)           Notwithstanding the foregoing, any Guarantor may (i) merge with the Issuer or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of Section 11.04(a) hereof.

Section 11.05.                       Releases.

(a)           The Note Guarantee of Parent or any other direct or indirect parent of the Issuer will automatically and unconditionally be released without the need for any further action by any party upon written notice from the Issuer to the Trustee (1) if such entity is not a guarantor of any other Indebtedness of the Issuer or any other Guarantor, or (2) if such Guarantor merges or consolidates with, or transfers all or substantially all of its assets to, the Issuer to another Guarantor, or (3) upon Legal Defeasance or Covenant Defeasance of the Notes or (4) upon a satisfaction and discharge of this Indenture.  The Note Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released without the need for any action by any party:

(1)           in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Issuer, if the sale of such Capital Stock of that Subsidiary Guarantor complies with Section 4.07 and Section 4.10;

(2)           in connection with the merger or consolidation of a Subsidiary Guarantor with the Issuer or any other Subsidiary Guarantor;

(3)           in the event of the release of the guarantee under the ABL Credit Facility of a Subsidiary Guarantor that is not (A) a Wholly Owned Restricted Subsidiary (other than a Excluded Subsidiary) or (B) a Restricted Subsidiary that guarantees or is an obligor with respect to Indebtedness of the Issuer or any Subsidiary Guarantor;

(4)           if the Issuer properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under this Indenture;

(5)           upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture;

(6)           solely in the case of a Note Guarantee created pursuant to Section 4.17(a)(2) or Section 4.17(b), upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to Section 4.17(b), except a discharge or release by or as a result of payment under such Guarantee; or

(7)           upon a liquidation or dissolution of a Subsidiary Guarantor permitted under this Indenture.

(b)           The Note Guarantee of any Subsidiary Guarantor will be released in connection with a sale of all or substantially all of the assets of such Subsidiary Guarantor in a transaction that complies with the conditions set forth in Section 11.04.

(c)           Notwithstanding any other provision in this Indenture, any Guarantor may be liquidated at any time, so long as all assets owned by such entity which constitute Collateral remain Collateral owned by the Issuer or a Guarantor following any such liquidation.

(d)           Upon the release of a Guarantee in accordance with the terms of this Section 11.05, all Collateral owned by the related Guarantor will also be automatically released.

(e)           Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Interest, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12
SATISFACTION AND DISCHARGE

Section 12.01.                       Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)           either:

(a)           all Notes that have been authenticated  (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)           no Default or Event of Default shall have occurred and be continuing (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture and the Notes issued thereunder on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3)           the Issuer has or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and not provided for by the deposit required by clause 1(b) above; and

(4)           the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02, 8.06 and 7.02 hereof will survive.  In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02.                       Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, interest and Additional Interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, and interest, if any, on, any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13
MISCELLANEOUS

Section 13.01.                       Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02.                       Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic mailing, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Euramax International, Inc.
5445 Triangle Parkway, Suite 350
Norcross, Georgia  30092
Telephone:  (770) 449-7066
Fax:  (770) 263-8031
Attention: Mitchell B. Lewis and R. Scott Vansant

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, New York 10004

Christopher Ewan, Esq. and Michael A. Levitt, Esq.

If to the Trustee:

Wells Fargo Bank, National Association
Corporate Trust Services
7000 Central Parkway NE

Suite 550
Atlanta, Georgia 30328
Fax:  (770) 551-5118
Attention:  Corporate Trust Services — Administrator Euramax International, Inc.

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted electronically or by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication will also be so mailed to any Person described in TIA §313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mail a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03.                       Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 13.04.                       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer, as applicable, shall furnish to the Trustee:

(1)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been fully complied with and satisfied; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been fully complied with and satisfied.

Section 13.05.                       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) must comply with the provisions of TIA §314(e) and must include:

(1)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been fully complied with and satisfied.

Section 13.06.                       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07.                       No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders.

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, or of Parent or any other direct or indirect parent of the Issuer, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08.                       Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

THE ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE AND ANY OF THE NOTES, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS INDENTURE SHALL AFFECT ANY RIGHT THAT THE TRUSTEE, AGENT, OR HOLDER ANY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INDENTURE AGAINST THE ISSUER OR ANY GUARANTOR OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION TO ENFORCE ANY JUDGMENT, ORDER OR PROCESS ENTERED BY SUCH COURTS SITUATE WITHIN THE STATE OF NEW YORK OR TO ENJOIN ANY VIOLATIONS HEREOF OR FOR RELIEF ANCILLARY HERETO OR OTHERWISE TO COLLECT ON LOANS OR ENFORCE THE PAYMENT OF ANY NOTES OR TO ENFORCE, PROTECT OR MAINTAIN THEIR RIGHTS AND CLAIMS OR FOR ANY OTHER LAWFUL PURPOSE.  THE ISSUER AND EACH GUARANTOR FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST EITHER TRUSTEE, AGENT OR ANY HOLDER, IF BROUGHT BY THE ISSUER OR ANY GUARANTOR, SHALL BE BROUGHT ONLY IN NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

THE ISSUER AND EACH GUARANTOR PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.08.

Section 13.09.                       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10.                       Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its respective successors.  All agreements of the Trustee in this Indenture will bind its successors.  All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.11.                       Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12.                       Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.13.                       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14.                      Conflicts with the Collateral Trust and Intercreditor Agreement or with the General Intercreditor Agreement.

In the event of any conflict between the provisions of the General Intercreditor Agreement, the Collateral Trust and Intercreditor Agreement and the provisions of this Indenture, the provisions of the General Intercreditor Agreement shall govern and control.

Section 13.15.                       USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.16.                       Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.17.        Parallel Debt.

For the purposes of creating security interests governed by Dutch law:

(1)           the Issuer irrevocably and unconditionally undertakes to pay to the Collateral Trustee an amount equal to the aggregate of its Principal Obligations.  The payment undertaking of the Issuer under this Section 13.17(1) is referred to herein as the Issuer’s “Parallel Debt”;

(2)           the Issuer’s Parallel Debt constitutes obligations and liabilities of the Issuer to the Collateral Trustee which are separate and independent from, and without prejudice to, the Principal Obligations, and the Parallel Debt represents the Collateral Trustee’s own independent right to receive payment of the Parallel Debt from the Issuer;

(3)           the Parallel Debt of the Issuer will be payable in the currency or currencies of the corresponding Principal Obligations and will become due and payable as and when and to the extent one or more of the Principal Obligations become due and payable;

(4)           the Collateral Trustee hereby confirms and accepts that to the extent the Collateral Trustee receives any amount in payment of the Issuer’s Parallel Debt, the Collateral Trustee shall distribute that amount among the parties that are creditors of the relevant Principal Obligations in accordance with the provisions of this Indenture and the Intercreditor Agreements as if received by it in payment of the relevant Principal Obligations. Upon receipt by the Collateral Trustee of any amount in payment of the Parallel Debt of the Issuer (a “Received Amount”), the corresponding Principal Obligations shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Collateral Trustee and distributed in accordance with this Indenture and the Intercreditor Agreements to the relevant creditor as a payment of the relevant Principal Obligations owed to it or them on the date of receipt by the Collateral Trustee of the Received Amount; and

(5)           the parties hereto acknowledge and confirm that pursuant to the provisions contained in this Section 13.17 the amount which may become payable by the Issuer as its Parallel Debt shall not exceed the total of the amounts which are payable under the Principal Obligations.

[Signatures on following page]

SIGNATURES

Dated as of March 18, 2011

EURAMAX INTERNATIONAL, INC.

	By:	/s/ Mitchell B. Lewis
		Name:	Mitchell B. Lewis
		Title:	President and Chief Executive Officer

EURAMAX HOLDINGS, INC.
AMERIMAX FABRICATED PRODUCTS, INC.
AMERIMAX FINANCE COMPANY, INC.
FABRAL HOLDINGS, INC.
FABRAL, INC.
AMERIMAX HOME PRODUCTS, INC.
AMERIMAX BUILDING PRODUCTS, INC.
AMP COMMERCIAL, INC.
BERGER HOLDINGS, LTD.
BERGER BUILDING PRODUCTS, INC.
AMERIMAX RICHMOND COMPANY

	By:	/s/ Mitchell B. Lewis
		Name:	Mitchell B. Lewis
		Title:	Chief Executive Officer

AMERIMAX UK, INC.

	By:	/s/ Mitchell B. Lewis
		Name:	Mitchell B. Lewis
		Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President